An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated February 21, 2020

GREEN STREAM HOLDINGS INC.

13,599,998 SHARES OF COMMON STOCK

Green Stream Holdings Inc. (“we” or the “Company”) is offering up to 13,333,333 shares of our common stock, $.001 par value, for $0.75 per share on a “best efforts” basis, for gross proceeds of up to $10,000,000.00, before deduction of offering expenses, assuming all shares are sold. Selling Securityholders are offering up to 266,665 shares of our common stock, $.001 par value, for $0.75 per share, for gross proceeds of up to $199,998.75 on a “best efforts” basis. No shares shall be sold by the selling securityholders until an aggregate of 888,883 shares offered by the Company has been purchased from the Company in this Offering, and the transfer agent of the Company will be instructed as such. Funds tendered by investors in connection with the sale of the shares by the Selling Securityholders will not be made available to the Company.

The minimum investment established for each investor is $10,000.00, unless such minimum is waived by the Company in its sole discretion, which may be done on a case-by-case basis. There is no such restriction for offering by Selling Securityholders. For more information regarding the securities being offered, see the section entitled “Securities Being Offered” on page 36. There is no minimum aggregate offering amount and no provision to escrow or return investor funds if any minimum amount of shares is not sold.

Shares offered by the Company will be sold by our directors and executive officers on a “best efforts” basis. Sellers offered by Selling Securityholders may be sold by our officers and directors on a “best effort” basis, or may be sold by Selling Securityholders on a “best effort” basis, provided full compliance of Selling Securityholders with applicable securities laws. We or Selling SecurityHolders may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. All shares (whether offered by the Company or by Selling Securityholders) will be offered on a “best-efforts” basis.

The sale of shares will begin once the offering statement to which this circular relates is qualified by the Securities and Exchange Commission (“SEC”) and will terminate one year thereafter or once all 13,599,998 shares are sold, whichever occurs first. We expect the offering to commence on the date on which the offering statement of which this offering circular is a part is qualified by the SEC. Notwithstanding, the Company may extend the offering by an additional 90 days or terminate the offering at any time.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market; however, our stock is quoted on OTC Markets Group, Inc.’s Pink marketplace under the trading symbol “GSFI.” There is currently only a limited market for our securities. There is no guarantee that our securities will ever trade on any listed exchange or be quoted on the OTCQB or OTQX marketplaces.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this offering circular for a discussion of information that should be considered in connection with an investment in our securities.

This offering is being made pursuant to Tier 1 of Regulation A following the Offering Circular Form 1-A disclosure format.

Shares Offered by the Company	Price Per Share to Public	Proceeds to Company(1)(2)
Per Offered Share	$0.75	$10,000,000.00
Maximum Offering Amount(1)	$0.75	$10,000,000.00

[1] Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

[2] There are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this offering commences. Does not include expenses of the offering including legal and accounting expenses and costs of blue sky compliance and the transaction fees, in any. Aggregate offering expenses payable by us are estimated to be approximately 150,000,000.

Shares Offered by the Selling Securityholders	Price Per Share to Public	Proceeds to Selling Securityholders
Per Offered Share	$0.75	$199,998.75
Maximum Offering Amount	$0.75	$199,998.75

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. SEE “RISK FACTORS” ON PAGE 4.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Green Stream Holdings Inc.

16620 Marquez Ave

Pacific Palisades, CA 90272

(310) 230-0240

E-mail: info@greenstreamholdingsinc.com

www.greenstreamholdingsinc.com

The date of this Preliminary Offering Circular is February 5, 2020.

Please read this offering circular carefully. It describes our business, our financial condition, and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this offering circular. We have not authorized any other person to provide you with different information. This offering circular is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this offering circular is complete and accurate as of the date on the front cover, but the information may have changed since that date.

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SUMMARY INFORMATION

This summary provides an overview of selected information contained elsewhere in this offering circular. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this offering circular and review our financial statements contained herein.

The Company

We are a provider of next-generation solar energy solutions to underrepresented and/or growing market segments. To date, we announced the first-ever construction of a solar greenhouse incorporating proprietary greenhouse technology which uses customized red greenhouse glass and seamless solar panels. The Company is concurrently operating in multiple markets and is prepared for conducting business in several industry-friendly countries, states, and regions including California, Nevada, Arizona, Washington, New York, New Jersey, Massachusetts, New Mexico, Colorado, Hawaii, and Canada. Our business office is located at 16620 Marquez Ave Pacific Palisades, CA 90272.

Green Stream Holdings Inc. (the “Company”) was originally incorporated on April 12, 2004, in the State of Nevada under the name of Ford-Spoleti Holdings, Inc. On June 4, 2009, the Company merged with Eagle Oil Holding Company, a Nevada corporation, and the surviving entity, the Company, changed its name to “Eagle Oil Holding Company, Inc.” On April 25, 2019, the Company changed its name to “Green Stream Holdings Inc.” On May 15, 2019, the Company elected to convert the Company from Nevada corporation to Wyoming corporation. As of September 25, 2019, the Company is in good standing with the state of Wyoming and is deemed to have been domesticated as of that date. On December 03, 2019, the Company filed its amended and restated articles of incorporation.

The Company is currently authorized to issue a total of 10,000,000,000 shares of Common Stock with a par value of $0.001 and 12,000,000 shares of Preferred Stock with a par value of $0.001. Out of the 12,000,000 shares of Preferred Stock, the following series of Preferred Stock are designated as of the date of this offering:

●	1,000,000 shares of Convertible Series A Preferred Shares. Convertible Series A Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000 shares of Convertible Series A Preferred Shares to 1 share of Common Stock.

●	1,000,000 shares of Convertible Series B Preferred Shares. Convertible Series B Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000,000 shares of Common Stock for each single Convertible Series B Preferred Share.

●	10,000,000 shares of Convertible Series C Preferred Shares. Convertible Series C Preferred Shares are convertible into Common Stock at a ratio of 1,000 shares of Convertible Series C Preferred Share for one share of Common Stock.

The Company’s securities are currently quoted on the OTC Markets Group Inc.’s Pink marketplace under the symbol “GSFI.” There is a limited market for the shares included in this offering.

Business Overview

The Company operates as a holding company of its wholly-owned subsidiary, Green Stream Finance, Inc., a Wyoming corporation founded in the year 2016. Green Stream Finance, Inc. has its offices in Malibu, California, and New York. The Company is focused on exploiting currently unmet markets in the solar energy space. The Company is concurrently operating in multiple markets and is prepared for conducting business in several industry-friendly countries, states, and regions including California, Nevada, Arizona, Washington, New York, New Jersey, Massachusetts, New Mexico, Colorado, Hawaii, and Canada. Our business office is located at 16620 Marquez Ave Pacific Palisades, CA 90272. The Company plans is to expand to more locations in North America in the next year as funding becomes available.

The Company was founded in the year 2004 under the name “Ford-Spoleti Holdings, Inc.” in the State of Nevada. The Company subsequently changed its name to Eagle Oil Holding Company Inc. in accordance with Articles of Merger filed with the Secretary of State of Nevada on June 4, 2009, and was trading on OTC Markets Group, Inc.’s Pink marketplace under the trading symbol “EGOH.” Afterward, on February 14, 2019, the Company entered a certain acquisition and merger agreement, under which the Company acquired 96% shares of common stock of Green Stream Finance Inc., changed its name to Green Stream Holdings, Inc.

The Company is a Wyoming corporation as of September 25, 2019.

Going Concern

As of September 30, 2019, the Company had an accumulated loss of $173,926. Management has taken a certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows. The actions involve certain – growing strategies, including – expansion of the business model into new markets. Management believes that these actions will enable the Company to improve future profitability and cash flow in its continuing operations. As a result, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of the Company’s ability to continue as a going concern.

Summary of the Offering

Securities Offered	13,599,998 shares of common stock, par value $0.001 (the “Common Stock”)

Securities Offered by the Company	13,333,333 shares of Common Stock on a best-efforts basis.

Securities Offered by Selling Securityholders	266,665 shares of Common Stock on a best-efforts basis.

Additional information about the Offering

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. The Company will not pay for any selling expenses of the selling Security Holders. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited provided the “blue sky” regulations in the states in which the Company solicits investors allow such solicitation.

Settlement Agreement	Please note that this sale shall be subject to certain mutual release and settlement agreement (hereinafter referred to as the “Settlement”) dated May 29, 2019, as amended. The Settlement is attached to this Offering as an exhibit to this Offering. Eagle Oil Parties, as defined in the Settlement, are Selling Securityholders, as defined hereto.

Offering price per Share	$0.75 per share

Number of shares outstanding before the offering of common shares	26,100,665 shares of Common Stock as of the date hereof, and 1,000,000,002,000 shares potentially issuable upon exercise or conversion of outstanding options, warrants, and preferred stock.

Number of shares outstanding after the offering of common shares if all the shares being offered are sold	39,383,998 shares of Common Stock will be issued and outstanding after this offering is completed if all the shares being offered are sold.

Minimum number of shares to be sold in this offering	None.

Minimum investment	The minimum investment established for each investor is $10,000.00, unless such minimum is waived by the Company in its sole discretion, which may be done on a case-by-case basis.

Market for the common shares	There is only a limited public market for the common shares and a broad public market may never develop. The common stock is quoted on OTC Pink, informally known as the “Pink Sheets,” under the symbol “GSFI.”

Use of proceeds

The Company intends to use the proceeds of this offering for marketing, inventory, acquisition and for general and administrative purposes. See “Use of Proceeds” section for details.

There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.

Termination of the offering	The offering will conclude upon the earlier of the sale of all the shares or one year after the date of this offering circular.

You should rely only upon the information contained in this offering circular. The Company has not authorized anyone to provide you with information, including projections of performance, different from that which is contained in this offering circular. The Company is offering to sell shares of common stock and seeking offers only in jurisdictions where offers and sales are permitted. The information contained herein is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the common stock.

ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular. You should rely only on the information contained in this circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our shares. This circular contains summaries of certain other documents, but the reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

RISK FACTORS

Please consider the following risk factors and other information in this offering circular relating to our business and prospects before deciding to invest in our common stock.

This offering and any investment in our common stock involve a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and you may lose all or part of your investment.

The Company considers the following to be all known material risks to an investor regarding this offering. The Company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount. Please consider the following risk factors before deciding to invest in our common stock.

RISKS RELATED TO THE INDUSTRY

The demand for products requiring significant initial capital expenditures such as solar power products and related services are affected by general economic conditions.

The United States and countries worldwide have recently experienced a period of declining economies and turmoil in financial markets. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued unrest in the Middle East or war, in general, could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar power systems and solar greenhouses. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar power products. If economic recovery is slowed as a result of the recent economic, political and social events, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

If there is a shortage of components and/or key components rise significantly in price that may constrain our revenue growth.

The market for photovoltaic installations has continued to grow despite worldwide financial and economic issues. The introduction of significant production capacity has continued and has increased supply and reduced the cost of solar panels. If demand increases and supply contracts, the resulting likely price increase could adversely affect sales and profitability. From 2009 through 2014, there was a tremendous increase in the capacity to produce solar modules, primarily from China, which coupled with the worst economic downturn in nearly a century, significantly reduced the price of solar panels. As demand for solar panels will likely increase with an economic recovery, demand and pricing for solar modules could increase, potentially limiting access to solar modules and reducing our selling margins for panels.

Shortages of silicon and inverters or supply chain issues could adversely affect the availability and cost of our solar energy systems. Manufacturers of photovoltaic modules depend upon the availability and pricing of silicon, one of the primary materials used in photovoltaic modules. The worldwide market for silicon from time to time experiences a shortage of supply, which can cause the prices for photovoltaic modules to increase and supplies to become difficult to obtain. While we have been able to obtain sufficient supplies of solar photovoltaic modules to satisfy our needs to date, this may not be the case in the future. Future increases in the price of silicon or other materials and components could result in an increase in costs to us, price increases to our customers or reduced margins.

Other international trade conditions such as work slowdowns and labor strikes at port facilities or major weather events can also adversely impact the availability and price of solar photovoltaic modules.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. these regulations and policies are being modified and may continue to be modified. Customer purchases of or further investment in the research and development of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products, for example, without certain major incentive programs and or the regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, and environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for solar power systems and harm our business.

The market for solar energy applications depends in large part on the availability and size of local, state, and federal government and economic incentives that vary by geographic market. The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity may negatively affect the competitiveness of solar electricity relative to conventional and non-solar renewable sources of electricity and could harm or halt the growth of the solar electricity industry and our business.

The cost of solar power currently is less than retail electricity rates in most markets, and we believe solar will continue to do so for the foreseeable future. As a result, federal, state and local government bodies, the United States has provided incentives in the form of feed-in tariffs, or FITs, rebates, tax credits and other incentives to system owners, distributors, system integrators and manufacturers of solar power systems to promote the use of solar electricity in on-grid applications and to reduce dependency on other forms of energy. Many of these government incentives expire, phase out over time, terminate upon the exhaustion of the allocated funding or require renewal by the applicable authority. In addition, electric utility companies or generators of electricity from other non-solar renewable sources of electricity may successfully lobby for changes in the relevant legislation in their markets that are harmful to the solar industry. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from solar PV systems, which would adversely affect sales of our products.

Our success depends, in part, on the quality and safety of the services we provide.

We do not design and manufacture our own products. We can and do use a variety of products and do not have a commitment to any single manufacturer. We do not warranty our products because this is the responsibility of the manufacturer. However, we do warranty our installation workmanship and could suffer a loss of customer referrals and reputation degradation if our quality workmanship is not maintained.

We may need additional capital to develop our business.

The development of our services will require the commitment of resources to increase the advertising, marketing and future expansion of our business. In addition, expenditures will be required to enable us in 2019 and 2020 to conduct planned business research, development of new affiliate and associate offices, and marketing of our existing and future products and services. Currently, we have no established bank-financing arrangements. Therefore, it is possible that we would need to seek additional financing through a subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders. Sales of existing shareholders of the common stock and preferred stock in the public market could adversely affect prevailing market prices and could impair the Company’s future ability to raise capital through the sale of the equity securities. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our compensation. If adequate, additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

Our liability insurance may not be adequate in a catastrophic situation.

We do not currently maintain property damage insurance or product liability insurance.  Material damage to, or the loss to our facilities or equipment due to fire, severe weather, flood or other catastrophe, even if insured against, could result in a significant loss to the Company.

The services we intend to provide to customers may not gain market acceptance, which would prevent us from achieving sales and market share.

The market for solar power is emerging and rapidly evolving, and its future success is uncertain, especially when solar power services are combined with other products such as greenhouses. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors may influence the widespread adoption of solar power technology and demand for solar power, including:

●	Performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

●	Cost-effectiveness of solar power technologies as compared with conventional and competitive alternative energy technologies;

●	Success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators, and large-scale solar thermal technologies;

●	Fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;

●	Increases or decreases in the prices of oil, coal and natural gas;

●	Capital expenditures by customers, who tend to decrease when domestic or foreign economies slow; and

●	Continued deregulation of the electric power industry and broader energy industry.

We face intense competition from other system integrators and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

The mainstream power generation market and related product sectors are well established and we are competing with power generation from more traditional processes that can generate power at lower costs than most renewable or environmentally driven processes. Further, within the renewable power generation and technologies markets, we face competition from other methods of producing renewable or environmentally positive power. Then, the solar power market itself is intensely competitive and rapidly evolving. Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers, we may be unable to achieve sales and market share. There are a number of major multi-national corporations that provide solar installation services such as REC, Solar City, and Sunpower Corporation. Established integrators are growing and consolidating, including GoSolar, Sunwize, Sunenergy, and Real Good Solar and we expect that future competition will include new entrants to the solar power market. Further, many of our competitors may be developing or may be currently providing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

Some of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater sizes in some cases provide them with competitive advantages with respect to manufacturing costs and the ability to allocate costs across a greater volume of production and purchase raw materials at lower prices. They also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to the research, development, promotion, and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

Our sales and installations are subject to seasonality of customer demand and weather conditions which are outside of our control.

Our sales are subject to the seasonality of when customers buy solar energy systems. Historically, we are expected to experience spikes in orders during the spring and summer months which, due to lead time, result in installations and revenue increase during the summer and fall. Tax incentives can generate additional backlog prior to the end of the year, depending upon the incentives available and whether customers are looking to take advantage of such incentives before the end of the year.

Our ability to construct systems outdoors may be impacted by inclement weather, which can be most prominent in our geographic installation regions during the first and fourth quarters of the year. As a result of these factors, our first quarter is generally our slowest quarter of the year. If unexpected natural events occur and we are unable to manage our cash flow through these seasonal factors, there could be a negative impact on our financial position, liquidity, results of operations and cash flow.

Our inability to respond to changing technologies and issues presented by new technologies could harm our business.

The solar energy industry is subject to technological change. If we rely on products and technologies that cease to be attractive to customers, or if we are unable to respond appropriately to changing technologies and changes in product function or quality, we may not be successful in capturing or retaining significant market share. In addition, any new technologies utilized in our solar energy systems may not perform as expected or as desired, in which event our adoption of such products or technologies may harm our business.

We rely heavily on a limited number of designers, suppliers, installers and other vendors, and if these companies were unable to deliver critical components and services, it would adversely affect our ability to operate and our financial results.

We rely on a limited number of third-party suppliers to provide the components used in our solar-panel based greenhouses and our solar energy systems. We also rely on key vendors to provide internal and external services which are critical to our operations, including installation of solar energy systems, accounting and customer relationship management software, facilities and communications. The failure of our suppliers and vendors to supply us with products and services in a timely manner or on commercially reasonable terms could result in lost orders, delay our project schedules, limit our ability to operate and harm our financial results. If any of our suppliers or vendors were to fail to supply our needs on a timely basis or to cease providing us key components or services we use, we would be required to secure alternative sources of supply. We may have difficulty securing alternative sources of supply. If this were to occur, our business would be harmed.

The installation and ongoing operation of solar energy systems involves significant safety risks.

Solar energy systems generate electricity, which is inherently dangerous. Installation of these systems also involves the risk of fire, personal injuries occurring at the job site and other risks typical of construction projects. Although we take many steps to assure the safe installation and operation of our solar energy systems and greenhouse, and maintain insurance against such liabilities, we may nevertheless be exposed to significant losses arising from personal injuries or property damage arising from our projects.

United States trade policy affects our ability to purchase domestic solar panels.

One of the effects of the United States tariffs on imported solar panels, including solar panels from China, is an increased demand for products manufactured in the United States which may affect both our ability to purchase solar panels and the price and other terms at which solar panels are available to us. Because of the increased demand for domestically manufactured solar panels, we cannot assure you that, if we seek to purchase solar panels from Renewable Energy Development, a New York-based company, it will have the capacity to fill our orders at a commercially reasonable price or that we will be able to purchase solar panels from other suppliers at a reasonable cost. Our inability to obtain domestically produced solar panels can impair our ability to generate revenue and maintain reasonable gross margins.

Changes in net metering regulations could impair the market for solar products.

Net metering is a billing mechanism that credits solar energy system owners for the electricity that they add to the electricity grid. If the owner of a solar system generates more electricity than it consumes, the excess electricity is sold back to the grid. California’s first net metering policy set a “cap” for the three investor-owned utility companies in the state: Pacific Gas & Electric (PG&E), San Diego Gas & Electric (SDG&E), and Southern California Edison (SCE). All three have reached their cap where total solar installations in each utility’s territory were capped at five percent of total peak electricity demand. The California Public Utilities Commission (CPUC) created the known as “Net Metering 2.0” (NEM 2.0) that extends California net metering. NEM 2.0 is slightly different from the first net metering policy. Under NEM 2.0, customers will still receive the retail credit for electricity produced but will be required to pay more in Non-Bypassable Charges. NEM 2.0 also requires new solar customers to pay a one-time Interconnection Application Fee, the amount of which is dependent upon the utility company. For systems under 1MW, this fee is $132 for San Diego Gas & Electric, $145 for Pacific Gas & Electric, and $75 for Southern California Edison. NEM 2.0 customers are also required to use Time of Use (ToU) rates. These changes alter the return on investment for solar customers, and our pricing needs to reflect this change in order for the purchase of a solar system to be economically attractive to the customer, which may be reflected in lower prices and reduced margins.

To the extent that utility companies are not required to purchase excess electricity from owners of solar systems or are permitted to lower the amounts paid, the market for solar systems may be impaired. Because net metering can enable the solar system owner to further reduce the cost of electricity by selling excess electricity to the utility company, any elimination or reduction of this benefit would reduce the cost savings from solar energy. We cannot assure you that net metering will not be eliminated or the benefits significantly reduced for future solar systems which may dampen the market for solar energy.

Although we are not regulated as a utility company, changes in regulations may subject us to regulation as a utility.

We are presently exempt from regulation as a utility as we have “qualifying facility” status with the Federal Energy Regulatory Commission for all of our qualifying solar energy projects. Any local, state, federal or foreign regulations which classify us as a utility could place significant restrictions on our ability to operate our business by prohibiting or otherwise restricting our sale of electricity. If we were subject to the same state, federal or foreign regulatory authorities as utility companies in the United States or if new regulatory bodies were established to oversee our business in the United States or in foreign markets such as China, then our operating costs would materially increase, which would impair our ability to generate a profit from our business.

Our business would be impaired if we lose our licenses, if more stringent government regulations are enacted or if we fail to comply with the growing number of regulations pertaining to solar energy and consumer financing industries.

Our business is or may become subject to numerous federal and state laws and regulations. The installation of solar energy systems performed by us is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. The financing transactions the Company are subject to numerous consumer credit and financing regulations. The consumer protection laws, among other things:

●	require us to obtain and maintain licenses and qualifications;

●	limit certain interest rates, fees and other charges we are allowed to charge;

●	limit or prescribe certain terms of the loans to our customers; and

●	require specific disclosures and the use of special contract forms.

The number of laws affecting both aspects of our business continues to grow. We can give no assurances that we will properly and timely comply with all laws and regulations that may affect us. If we fail to comply with these laws and regulations, we may be subject to civil and criminal penalties. In addition, non-compliance with certain consumer disclosure requirements related to home solicitation sales and home improvement contract sales affords residential customers with a right to rescind such contracts in some jurisdictions.

Changes in regulations relating to fossil fuel can impact the market for renewable energy, including solar.

The market for renewable energy in general and solar energy, in particular, is affected by regulations relating to the use of fossil fuel and the encouragement of renewable energy. To the extent that changes in regulations have the effect of reducing the cost of gas, oil, and coal or encouraging the use of such fuels, the market for solar systems may be impaired.

A material decline in the price of electricity charged by the local utility company to commercial users may impair our ability to attract commercial customers.

Often large commercial customers pay less for energy from utility companies than residential customers. To the extent that utility companies offer commercial customers a lower rate for electricity, they may be less willing to switch to solar energy. Under such conditions, we may be unable to offer solar energy systems in commercial markets that produce electricity at rates that are competitive with the price of retail electricity they are able to obtain from the local utility company. In such event, we would be at a competitive disadvantage compared to the local utility company and may be unable to attract new commercial customers, which would impact our revenues.

Solar energy and other forms of renewable energy compete with other forms of energy and the attractiveness of solar energy reflects the cost of electricity from the local grid.

Solar energy competes with other all other forms of energy, including, particularly local utility companies, whose pricing structure effectively determines the market for solar energy. If consumers, whether residential or commercial, believe that they are paying and will continue to pay too much for electricity from a local utility company, they may consider other alternatives, including alternative providers of electricity from local utility companies as well as forms of renewable energy. If they are in a location where, because of the climate and geography, solar energy is a possibility, they may consider solar energy as an alternative, provided they are satisfied that they will receive net savings in their cost of electricity and their system will provide them with a constant source of energy. Further, although some customers may purchase a solar energy system because of environmental considerations, we believe that the cost of electricity is the crucial factor that influences the decision of a user, particularly a commercial user, to elect to use solar energy.

RISKS RELATED TO OUR BUSINESS

Our annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond our control.

Our sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include, but are not limited to:

●	seasonal consumer demand for our products;

●	discretionary spending habits;

●	changes in pricing in, or the availability of supply in, the used powerboat market;

●	variations in the timing and volume of our sales;

●	the timing of our expenditures in anticipation of future sales;

●	sales promotions by us and our competitors;

●	changes in competitive and economic conditions generally;

●	consumer preferences and competition for consumers’ leisure time; and

●	changes in the cost or availability of our labor.

As a result, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future.

Our limited operating history with our current business lines makes it difficult to evaluate our current and future prospects and may increase the risk associated with your investment.

We have a limited operating history with our current business lines. Consequently, our operations are subject to all the risks inherent in the establishment of new business lines in industries within which we are not necessarily familiar. We have encountered and will continue to encounter risks and difficulties frequently experienced by rapidly growing companies in constantly evolving industries, including the risks described in this prospectus. If we do not address these risks successfully, our business, financial condition, results of operations and prospects will be adversely affected, and the market price of our common stock could decline. As such, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history in our current business lines or operated in a more predictable market.

We will need a significant amount of capital to carry out our proposed business plan and, unless we are able to raise sufficient funds or generate sufficient revenues, we may be forced to discontinue our operations.

Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds or generate them through revenues, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to continue to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

A portion of the proceeds raised from this offering will be distributed to Selling Securityholders.

Certain of our stockholders, will sell in the aggregate up to approximately 266,665 shares of the Company’s Common Stock in this Offering. As a result, the net proceeds to the Company from the sale of shares of its Common Stock sold in this offering will be reduced by such amount. Selling Securityholders may compete with the Company in selling the shares in this Offering, and will not be limited to the minimum investment amount. As a result, it is possible, that investors will prefer purchasing the shares of the Company’s Common Stock from Selling Securityholders rather than from the Company. For more information about certain selling Securityholders, please see the section of this Offering Circular entitled, “Plan of Distribution and Selling Securityholders.”

We operate in a highly competitive industry and potential competitors could duplicate our business model.

We are involved in a highly competitive industry where we compete with numerous other companies who offer products and services similar to those we offer. Although some aspects of our business may be protected by intellectual property laws (patent protection, trade secret protection, copyrights, trademarks, etc.), potential competitors will likely attempt to duplicate our business model. Some of our potential competitors may have significantly greater resources than we have, which may make it difficult for us to compete. There can be no assurance that we will be able to successfully compete against these other entities. Additionally, our contractors are not subjected to an exclusive contractual relationship with the Company.

Conflict of Interest

The Company is subject to various potential and actual conflicts of interest arising out of its relationship with its President and/or affiliates of the Company: transactions with affiliates of the President of the Company and/or such other persons and entities; the payment of substantial sums from the proceeds of this offering to such affiliates; and, competition for the time and services of the President, agents, employees, and affiliates with other projects or businesses that they run.

Limited Full-Time Employees and Staff

Assuming successful completion of this Offering, we intend to hire necessary support staff and will hire, as and when needed, such management, support personnel, independent consultants, as it may deem necessary for the purposes of its business operations and the President. There can be no assurance that the Company and its President will be able to recruit and hire required support personnel under acceptable terms. The Company’s business would be adversely affected if it were unable to retain the required personnel.

Dealings with the Company

The President controls the business and affairs of the Company. Consequently, the President will be able to control the President’s own compensation and to approve dealings, if any, by the Company with other entities with which the President is also involved. Furthermore, the President controls the majority of the voting power in the Company. Although the President intends to act fairly and in full compliance with her fiduciary obligations, there can be no assurance that the Company will not, as a result of the conflict of interest described above, sometimes enter into arrangements under terms less beneficial to the Company than it could have obtained had it been dealing with unrelated persons.

Limitation of Liability of the President and Directors

To the maximum extent allowed by law, the President and Directors will have limited liability for breach of fiduciary duty and for (i) any breach of the duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or (iii) any transactions from which the President and its Affiliates derived an improper personal benefit.

Exclusive Selection of Forum in the Bylaws

Our corporate bylaws provide that unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims, as defined in the Bylaws, may be brought solely and exclusively in the District Court, Sheridan County, Wyoming (or, if such court does not have jurisdiction, the United States Court for the District of Wyoming). “Internal Corporate Claims” are defined as claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty owed by a current or former Director or officer or stockholder in such capacity or (ii) as to which the WCC confers jurisdiction upon the District Court. Please read our bylaws carefully in connection with this risk factor.

Please note that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act and Exchange Act, but there is uncertainty as to whether a court would enforce such provisions in this context.

You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. Investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.

The aforementioned forum selection provisions may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, or results of operations.

RISKS RELATED TO OUR CORPORATE OPERATIONS

We have a limited operating history under the current business plan and may never be profitable.

Since we have a limited operating history following the implementation of the current business plan, it is difficult for potential investors to evaluate our business. We expect that we will continue to need to raise additional capital in order to fund our operations. There can be no assurance that such additional capital will be available to us on favorable terms or at all. There can be no assurance that we will be profitable.

Our accountant has indicated doubt about our ability to continue as a going concern.

Our accountant has expressed doubt about our ability to continue as a going concern. Our financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

No intention to pay dividends.

A return on investment may be limited to the value of our common stock. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition, and other business and economic factors affecting it at such time as the Board may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board. If we do not pay dividends, our common stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

We depend on key personnel and future members of management, and the loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and existing and prospective industry participants, which could negatively affect our financial condition, results of operations, cash flow and trading price of our common stock.

Our success depends on our ability to attract and retain the services of executive officers, senior officers, and community managers. There is substantial competition for qualified personnel in the niche area of solar-panel greenhouse design, manufacturing, and sales industry and the loss of our key personnel could have an adverse effect on us. Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel. The loss of services of senior management and solar-panel design team which we may hire, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, and industry participants, which could negatively affect our financial condition, results of operations and cash flow.

The ability of stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our Articles of Incorporation and bylaws and by Nevada and Wyoming Law.

There are provisions in our Articles of Incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our Articles of Incorporation authorizes our board of directors to issue shares of preferred stock with such rights, preferences, and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

Our board of directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt, and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors delegates such authority. Our board of directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, our disclosure controls and procedures and internal control over financial reporting with respect to entities that we do not control or manage may be substantially more limited than those we maintain with respect to the subsidiaries that we have controlled or managed over the course of time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

Solar greenhouses incorporating proprietary greenhouse technology is a new product that exposes us to many new risks and uncertainties.

Following the merger and acquisition agreement dated February 14, 2019, we repositioned our business model with an immediate focus on developing solar panel greenhouses products. Developing a new product under a new brand with solar technology and red glass exposes us to many risks and uncertainties that are new to our business. We have limited experience in the design, manufacture, marketing, distribution and sale of consumer-oriented products. Our ability to be successful with our line of consumer-oriented products will depend on a number of factors, including whether:

●	We can achieve and maintain customer acceptance of our new products;

●	We can rapidly develop and successfully introduce large numbers of new products in response to changing customer preferences;

●	We can maintain an adequate level of product quality over multiple consumer lines products which must be designed, manufactured and introduced rapidly to keep pace with changing consumer preferences and competitive factors;

●	We can successfully manage our third-party contract designers and manufacturers located outside and/or inside the U.S. on whom we are heavily dependent for the production of our consumer-oriented products;

●	We can successfully distribute our consumer-oriented products through distributors, wholesalers, internet retailers and traditional retailers (many of whom distribute products from competing manufacturers) on whom we are heavily dependent; and

●	We can successfully manage the substantial inventory and other asset risks associated with the manufacture and sale of our products, given the rapid and unpredictable pace of product obsolescence in solar panel markets.

Our intellectual property rights or our means of enforcing those rights may be inadequate to protect our business, which may result in the unauthorized use of our products or reduced sales or otherwise reduce our ability to compete.

Our business and competitive position depend upon our ability to protect our intellectual property rights and proprietary technology, including any new brands that we develop. We attempt to protect our intellectual property rights, primarily in the United States, through a combination of patent, trade secret and other intellectual property laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign patent and other laws concerning intellectual property rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights, for any reason, could have a materially adverse effect on our business, results of operations and financial condition. Further, any patents issued in connection with our efforts to develop new technology for solar panel greenhouse modules may not be broad enough to protect all of the potential uses of our technology.

We also rely on unpatented proprietary technology. It is possible others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we will require our employees, consultants and advisors to execute proprietary information and invention assignment agreements when they begin working for us. We cannot assure these agreements will provide meaningful protection of our trade secrets, unauthorized use, misappropriation or disclosure of trade secrets, know-how or other proprietary information. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

In addition, when others control the prosecution, maintenance and enforcement of certain important intellectual property, such as technology licensed to us, the protection and enforcement of the intellectual property rights may be outside of our control. If the entity that controls intellectual property rights that are licensed to us does not adequately protect those rights, our rights may be impaired, which may impact our ability to develop, market and commercialize our products. Further, if we breach the terms of any license agreement pursuant to which a third party licenses us intellectual property rights, our rights under that license may be affected and we may not be able to continue to use the licensed intellectual property rights, which could adversely affect our ability to develop, market and commercialize our products.

If third parties claim we are infringing or misappropriating their intellectual property rights, we could be prohibited from selling our products, be required to obtain licenses from third parties or be forced to develop non-infringing alternatives, and we could be subject to substantial monetary damages and injunctive relief.

The solar power industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are aware of numerous issued patents and pending patent applications owned by third parties that may relate to current and future generations of solar energy. The owners of these patents may assert the manufacture, use or sale of any of our products infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert claims against us that we have infringed or misappropriated their intellectual property rights. Whether or not such claims are valid, we cannot be certain we have not infringed the intellectual property rights of such third parties. Any infringement or misappropriation claim could result in significant costs or substantial damages to our business or an inability to manufacture, market or sell any of our PV modules found to infringe or misappropriate. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. A large number of patents, the rapid rate of new patent issuances, the complexities of the technology involved and uncertainty of litigation increase the risk of business assets and management’s attention being diverted to patent litigation. Even if obtaining a license were feasible, it could be costly and time-consuming. We might be forced to obtain additional licenses from our existing licensors in the event the scope of the intellectual property we have licensed is too narrow to cover our activities, or in the event, the licensor did not have sufficient rights to grant us the license(s) purportedly granted. Also, some of our licenses may restrict or limit our ability to grant sub-licenses and/or assign rights under the licenses to third parties, which may limit our ability to pursue business opportunities.

RISKS RELATED TO THIS OFFERING AND THE MARKET FOR OUR COMMON STOCK

The offering price of our shares has been arbitrarily determined.

Our management has determined the number of shares to be offered by the Company, and the price at which those shares are to be offered. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity, and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There has been only a limited public market for our common stock and an active trading market for our common stock may not develop following this offering.

There has not been any broad public market for our common stock, and an active trading market may not develop or be sustained. Shares of our common stock may not be able to be resold at or above the initial public offering price. The initial public offering price of our common stock has been determined arbitrarily by management without regard to earnings, book value, or other traditional indication of value. Our common stock may trade below the initial public offering price following the completion of this offering. The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of companies in the world-class yacht sales industry and the attractiveness of their equity securities in comparison to other equity securities, our financial performance and general stock and bond market conditions.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is not currently traded on any exchange, but is quoted on OTC Markets Pink marketplace under the trading symbol “GSFI.” There is a limited trading market for our common stock. There is no guarantee that any significant market for our securities will ever develop. Further, state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

●	actual or anticipated variations in our quarterly operating results or dividends;

●	changes in our funds from operations or income estimates;

●	publication of research reports about us or solar energy industry;

●	changes in market valuations of similar companies;

●	adverse market reaction to any additional debt we incur in the future;

●	additions or departures of key management personnel;

●	actions by institutional stockholders;

●	speculation in the press or investment community;

●	the realization of any of the other risk factors presented in this offering circular;

●	the extent of investor interest in our securities;

●	investor confidence in the stock and bond markets, generally;

●	changes in tax laws;

●	future equity issuances;

●	failure to meet income estimates; and

●	general market and economic conditions.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and the trading price of our common stock.

There could be volatility in our share price due to shares held by only a few people.

A small number of stockholders own a significant portion of our public float. As of the date of this offering circular, a limited number (less than 5) persons beneficially own and control a significant portion of the public float of the Company, consisting of more than 10 billion shares. The Company has no control over the decisions of any of these stockholders to retain ownership of their shares. The trading price of the Company’s common stock could be adversely affected or be subject to volatility if one or more of these stockholders should determine to sell their shares.

Furthermore, the President of the Company owns 600,000 shares of Series B Convertible Preferred Stock. If all of the Series B Convertible Preferred Stock is converted at the current conversion rate, an additional 1,000,000,000,000 shares of common stock could be issued to the holders thereof (i.e. more than the current number of authorized shares).

Our shares are considered to be a “Penny Stock,” which impairs trading liquidity.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing stockholders.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common units and equity plan shares/units. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including common units and convertible preferred units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our common stock. Any convertible preferred units would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders.

As an “Emerging Growth Company” any decision to comply with the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt into the extended transition period for complying with the revised accounting standards.

Our status as an “Emerging Growth Company” under the JOBS Act of 2012 may make it more difficult to raise capital.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D.

So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directs, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) offering statement.

Our reporting obligation to file reports following this offering will be suspended if, on the first day of any fiscal year (other than a fiscal year in which the offering statement under the Securities Act has been qualified), we have fewer than 300 shareholders of record and we file Form 1-Z with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations. Our common shares are not registered under the Securities Exchange Act of 1934, as amended, and we do not intend to register our common shares under the Exchange Act for the foreseeable future, provided that, we will register our common shares under the Exchange Act if we have, after the last day of our fiscal year, more than either (i) 2000 persons; or (ii) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common shares are not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the Securities and Exchange Commission a proxy statement and form of proxy complying with the proxy rules.

In addition, so long as our common shares are not registered under the Exchange Act, our Company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which requires the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than five (5%) of the class.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

Special Risks for Investors Who Acquire More Than 20% of the Equity Interests

Such Investors May Be Subject to the Bad Actor Provisions of Rule 262 of Regulation A, Rule 262 pertains to Investors (“covered persons”) who acquire more than twenty percent (20%) of the voting (equity) interests in companies seeking an exemption from securities registration under Regulation A. If such Investors have been subject to certain “disqualifying events” (as defined by the SEC), they are required to either: a) disclose such events to other Investors (if they occurred before June 19, 2015); or b) own less than twenty percent (20%) of the voting (equity) Interests in the Company (if they occurred after June 19, 2015), and c) and they may not participate in management or fundraising for the Company. Disqualifying events are broadly defined to include such things as criminal convictions, citations, cease and desist or other final orders issued by a court, state or federal regulatory agency related to financial matters, Investors, securities violations, fraud, or misrepresentation.

Investors or other covered persons who do not wish to be subject to this requirement should: a) acquire less than twenty percent (20%) of the voting interests in the Company (or ensure that the Interests they acquire are non-voting), and b) abstain from participating in management or fundraising for the Company. Covered persons have a continuing obligation to disclose disqualifying events both: a) at the time they are admitted to the Company, and b) when such disqualifying event occurs (if later), for so long as they are participating in the Company. Failure to do so may cause the Company to lose its Regulation A securities exemption.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Offering Circular includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects, and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things:

●	general volatility of the capital and credit markets and the market price of our common stock;

●	exposure to litigation or other claims;

●	loss of key personnel;

●	the risk that we may experience future net losses;

●	risks associated with breaches of our data security;

●	failure to obtain necessary outside financing on favorable terms, or at all;

●	risks associated with future sales of our common stock by existing shareholders or the perception that they intend to sell substantially all of the shares of our common stock that they hold;

●	risks associated with the market for our common stock; or

●	any of the other risks included in this offering circular, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects, and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Offering Circular generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Registration Statement will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business. The projections, estimates, and expectations are presented in this Offering Circular only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on the officers of the Company’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, the fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Prospective investors should not make an investment decision based solely on the Company’s projections, estimates or expectations.

DILUTION

Dilution means a reduction in value, control or earnings of the units the investor owns.

Purchasers of our common stock in this offering will experience immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price, as evidenced below, from the sale of shares by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

Assuming completion of the maximum offering amount, there will be a total of 39,167,333 outstanding shares of common stock, and 600,026,101,478 shares of common stock on the “as if converted” basis. Kindly review the calculations below. The following table illustrates the per common share dilution as of October 31, 2019, which may be experienced by investors on a fully diluted basis.

Please note that all the calculations are made based on the financial statements of Green Stream Finance Inc., the operating subsidiary of the Company.

Offering price per Share	$0.75
Net Tangible Book Value per Share before Offering*	$0.0000000819
Decrease in Net Tangible Book Value per Share Attributable to Shares Offered hereby*	$-0.0000166656
Net Tangible Book Value per Share after Offering*	$0.0000167475
Dilution of Net Tangible Book Value per Share to Purchasers in this Offering*	$0.7499832525

*	Before deduction of offering expenses. Net Tangible Book Value is calculated based on the deduction of the restructuring costs from Fixed Assets Net Value and subtracting the total liabilities from the remaining amount ($915,654-$753,787-112,714=$49,153.00). The number of shares for the purposes of calculation of dilution is the total number of shares of outstanding common stock together with the total number of the outstanding shares of preferred stock on as if converted basis, provided, however, that the number of authorized shares of common stock is currently less than the number of common stock that would result from conversion of all the outstanding shares of all classes of preferred stock. The number of shares is calculated as follows:

Type of Stock	Issued and Outstanding shares	Conversion Basis	Number of shares on as if converted basis
Common Stock	26,100,665	1	26,100,665
Preferred A	53,000	0.0010	53
Preferred B	600,000	1,000,000	600,000,000,000
Preferred C	760,000	0.0010	760
Total Outstanding Shares on “as if converted” basis prior to the Offering			600,026,101,478

Maximum offering Amount			13,599,998

Total Outstanding Shares on “as if converted” basis following the Offering assuming completion of the maximum offering amount.			600,039,434,811

Further Dilution.  We may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of our common stock, including through the sale of securities convertible into or exchangeable or exercisable for common stock, the issuance of these securities could result in dilution to our stockholders, including investors purchasing our common stock in this offering.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds, in descending order, over an approximate 12-month period, assuming the entire amount of offered shares is sold.

Capital Sources and Uses

	If 100% of the offering is raised		If 50% of the offering is raised	If 25% of the offering is raised
Gross Offering Proceeds	$10,000,000.00	(1)	$5,000,000.00	$2,500,000.00

Use of Proceeds:
Acquisition of installation company	$250,000.00		$250,000.00	$250,000.00
Acquisition and development of warehouses and greenhouses in Nevada, California, and Hawaii	$2,000,000.00		$0.00	$0.00
New York, Queens, Building Project expenses	$1,000,000.00		$1,000,000.00	$0.00
New York, Bronx, Building Project expenses	$1,000,000.00		$1,000,000.00	$0.00
New York, Utica, Project expenses	$365,000.00		$365,000.00	$365,000.00
New York, Saratoga Building Project expenses	$200,000.00		$200,000.00	$0.00
Acquisition of land and/or building to lease a warehouse and solar farm (Beacon)	$900,000.00		$900,000.00	$900,000.00
Marketing, Public Relations, and Investment Relations (2)	$128,450.00		$100,000.00	$50,000.00
Internal Accounting	$60,000.00		$50,000.00	$50,000.00
Independent Audit	$60,000.00		$0.00	$0.00
Tax Advisory Fees	$50,000.00		$50,000.00	$50,000.00
Legal Fees (5)	$130,000.00		$100,000.00	$100,000.00
Insurance fees	$50,000.00		$50,000.00	$10,000.00
Vehicles and other inventory	$50,000.00		$50,000.00	$25,000.00
Flagship Store Lease	$75,000.00		$75,000.00	$75,000.00
Utilities	$17,550.00		$17,550.00	$17,550.00
Payments to employees and/or independent contractors including payments to officers and directors of the Company	$900,000.00		$450,000.00	$300,000.00
Travel Expenses	$35,000.00		$35,000.00	$35,000.00
Payments for continuous design and development services (3)	$400,000.00		$300,000.00	$250,000.00
Working Capital (4)	$2,329,000.00		$7,450.00	$22,450.00

(1)	There are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this offering commences. Nonetheless, the Company may spend approximately $100,000 in expenses relating to this offering, including underwriting, legal, accounting, travel, printing, and other miscellaneous expenses in addition to any similar specified below. In such event, the amount of Working Capital will be reduced accordingly.

(2)	The Company expects to spend offering proceeds on increasing market share in the solar power industry, and on Public Relations events to increase brand awareness.

(3)	The Company expects to spend offering proceeds on researching and developing a new technique in the solar power industry.

(4)	The Company will use working capital to pay for miscellaneous and general operating expenses, including the expenses of administrative fees and overhead.

(5)	The Company intends to pay at least $68,117.28 to its counsel owed and due for outstanding legal support.

In the event the Company does not sell all shares offered hereby, it intends to reduce the allocation to working capital. Once no proceeds are available for allocation to working capital reserves, the Company intends to proportionately reduce the amount of proceeds allocated to each other category above, which are listed in order of priority.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service, and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, any historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

DESCRIPTION OF BUSINESS AND PLAN OF OPERATION

Corporate History and Business

The Company was originally incorporated on April 12, 2004, in the State of Nevada under the name of Ford-Spoleti Holdings, Inc. On June 4, 2009, the Company merged with Eagle Oil Holding Company, a Nevada corporation, and the surviving entity, the Company, changed its name to “Eagle Oil Holding Company, Inc.” On April 25, 2019, the Company changed its name to “Green Stream Holdings Inc.” and is deemed to be a continuation of business of Eagle Oil Holding Company, Inc. Additionally, the Company was reorganized that so that the Company became operating as a holding company of Green Stream Finance, Inc., a Wyoming Corporation. That reorganization, inter alia, gave Madeline Cammarata, President of Green Stream Finance, Inc., the majority of the voting power in the Company. On April 25, 2019 the Company also filed the certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada providing for reverse stock split: each thirty thousand shares of common stock of the Company issued and outstanding immediately prior to the “effective time” of the filing were automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, provided that no fractional shares were to be issued in connection with said reverse stock split. On May 15, 2019, the Company filed the articles of conversion with the secretary of state of Nevada, to convert the company from Nevada corporation to Wyoming corporation. The Company is in good standing in the State of Wyoming as of September 25, 2019. The Company’s common shares are quoted on the “Pink Sheets” quotation market under the symbol “GSFI.”

Business

The Company, through its wholly-owned subsidiary, Green Stream Finance, Inc., is a world-class provider of next-generation solar energy solutions to underrepresented and/or growing market segments to homeowners, landowners, commercial building owners in the United States. The Company has partnered with selective world-class designers and manufacturers of solar power solutions such as the famed architect Anthony Morali and Renewable Energy Development LLC (“RED”), a leading expert in solar infrastructure design.

We endeavor to make the move to solar energy simple for our customers by managing and executing the process with our sales, installation and managing teams. Our key advantage that we don’t sell just solar panels, we sell energy solutions to our clients and handle the permits, management matters, and installation process. We design and offer a suitable solar energy solution, then procure, permit, install, and interconnect the system to the utility grid. We provide a comprehensive workmanship warranty on each fully operational system. Although we have engaged third-party manufacturers for production and distribution logistics and to provide services to the home building and roofing industries, we remain to be the party who communicates with the customers throughout the entire period of services of our energy solutions.

The Company’s strategy to increase sales will be to offer fundamentally unique solar power products and to introduce a highly-customizable and personalized approach to after-sales customer service through a unique type of contractual relationship with its customers.

●	The following actions will be integrated into the Company’s business plan.

●	Raise capital to put us able to execute our business plan.

●	Initiate aggressive online and offline marketing campaigns to build our brand, market awareness, and recognition.

●	Increase sales via increased advertising and marketing campaigns.

●	Introduce a new type of products into the marketplace.

●	Identify attractive financing options for customers. We will refer our customers to a variety of options for financing their solar energy systems including home improvement loans, equipment leases and power purchase agreements and will continue our research for the best solutions for the customers.

●	Hire additional key employees to help strengthen the Company.

We plan to work with (i) home- and landowners, (ii) local roofing companies, (iii) solar installation companies, (iv) custom homebuilders, and (v) mass-market homebuilders. We have and plan to continue to make marketing expenditures to develop brand name recognition. We have trained our residential and commercial sales organization to effectively engage prospective customers from initial interest to customized proposals to signed contracts.

Description of Products and Services

A critical component to the Company’s mission to provide solar energy solutions to underrepresented and/or growing market segments is the Company’s next-generation solar greenhouses. To date, we announced the first-ever construction of a solar greenhouse incorporating proprietary greenhouse technology which uses customized red greenhouse glass and seamless solar panels. The Company is concurrently operating in multiple markets and is prepared for conducting business in several industry-friendly countries, states, and regions including California, Nevada, Arizona, Washington, New York, New Jersey, Massachusetts, New Mexico, Colorado, Hawaii, and Canada. Our business office is located at 16620 Marquez Ave Pacific Palisades, CA 90272.

Solar Greenhouses

The Company recently announced the first-ever construction of a solar greenhouse incorporating proprietary greenhouse technology which uses customized red, greenhouse glass, and seamless solar panels. Such greenhouses comprise and an innovative and aesthetically pleasing solar power systems that are expected to significantly increase the use of space in comparison with conventional greenhouses. The Company’s advanced solar greenhouse utilize proprietary greenhouse technology and design. The red greenhouse glass removes the green light and increases the ratio from red to blue light, which significantly increases plant growth as compared to current solar greenhouse constructions. Comprised entirely of solar panels, with the walls of the structure itself made of solar glass, these innovative greenhouses may be placed on top of warehouses, buildings, or other structures to run grow operations, as well as production, packaging, and distribution. The utilization of technology together with the intellectual property protection of our technology will only be possible should the offering be a success.

The described greenhouses designs are the brainchild of world-renowned architect Mr. Antony Morali, with whom the Company has engaged through a joint venture, profit-sharing agreement. Mr. Morali also serves as the lead designer of the Company’s current and planned solar greenhouse construction projects. RED, a leading expert in solar infrastructure design, is engaged in several large solar project constructions within the New York metropolitan area.

We already began commercializing the product in North America. The announced construction using this revolutionary solar technology is currently underway in downtown Las Vegas, Nevada.

Community Solar Space

Electricity generation in the U.S. is progressing to a renewable market. Solar energy is on the rise due to state and federal government tax incentives, ease of operation and maintenance, and declining costs. The economy is creating a market for renewable energy that helps conserve our natural resources and clean energy that reduce the long-standing harmful environmental effects of coal and oil.

The renewable energy market is growing with federal and particularly state, regulations passing and implementing bills around the nation for more renewable sources. California is taking the lead on sustainable energy with their passing of a Senate Bill (SB 350) that requires 50% of electricity to come from renewable sources by 2030. The enactment of SB 350 encourages the procurement of electricity from renewable sources, providing a market for solar power plants in California.

Demand for photovoltaic (“PV”) solar power in the U.S. has grown significantly over the last few years and is projected by the Solar Energy Industries Association (“SEIA”) to continue growing rapidly. According to SEIA, from 2007 through 2017, the U.S. Solar market grew at an average annual rate of 59 percent. SEIA had projected a compound annual growth rate of 28 percent between 2012 and 2016. There were 10,608 MW installed in 2017 and in 2017 solar accounted for 30% of all new electric generating capacity installed.

For all of 2017, non-residential PV was the only segment expected to grow on an annual basis. The segment’s growth comes from projects rushing to install before rate and incentive structures changes in select markets, along with the continued emergence of business and community solar, which is on track to grow by more than 50% year-over-year. According to market segment data from SEIA, installed capacity of utility-scale PV projects grew from 58 MW in 2009 to 53 GW at the end of 2017. Utility-scale solar (plants with a capacity of at least one megawatt) comprise about 2% of all utility-scale electric generating capacity and 0.9 % of utility-scale generation. The first utility-scale solar plants were installed in the mid-1980s, but more than half of the currently operating utility-scale solar capacity came online since 2015.

Community solar energy incentives coupled with the exorbitant electricity costs have generated a rapidly growing community solar market. The Company is targeting multiple high revenue verticals within the expanding solar energy markets, including but not limited to the rapidly increasing community solar space. For instance, in New York City, where building owners pay the highest electricity prices imaginable, the Company, plans on renting from 50,000 to 100,000 square feet of rooftop space in the near future to install its solar power solution there.

The Company expects to receive substantial revenues through sales of electricity directly to the building owners with regard to the New York market. The Company anticipates generating a 20 percent return over 20 years on community solar projects. Referral agreements with the local community members will be essential to enter this market, particularly in New York, where the Company will develop marketing partnerships with major roofing companies to fuel client acquisition and increase of sales.

The Company is exclusively targeting commercial solar leasing and construction, a market space that provides significant and longer-term cash producing assets.

Purchase Power Agreements and Lease Agreements

The Company realizes that it should distinguish itself not solely by means of its unique products but additionally through a personalized and convenient contractual relationship with its customers. Accordingly, the Company believes that the revenues in key regions will be derived directly from Purchase Power Agreements (PPAs) or simple leasing agreements. Ultimately, PPA is a financial arrangement in which a third-party developer, such as the Company, owns, operates, and maintains the photovoltaic (PV) system, and a host customer agrees to site the system on its property and purchases the system’s electric output from the solar services provider for a predetermined period. This financial arrangement allows the host customer to receive stable and low-cost electricity, while the solar services provider or another party acquires valuable financial benefits, such as tax credits and income generated from the sale of electricity. In accordance with the terms of the PPAs, the Company acts as the developer, designer, and the administrator of the project, dealing with permits, finances, and managing of the solar system, and well as installation and maintenance thereof. A customer, or “Host,” will pay a rate for such services, which is typically lower than the local utility’s retail rate of electricity. This lower electricity price significantly offsets the customer’s purchase of electricity from the host’s grid during the length of the PPA.

An interconnection agreement is generally required from the applicable local electricity utility to interconnect a solar energy system with the utility grid. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection. As such, no additional regulatory approvals are required once interconnection agreements are signed. We prepare and submit these agreements on behalf of our customers to ensure compliance with interconnection rules. With this business model, the host customer buys the services produced by our solar energy solutions rather than the solution itself. This framework is referred to as the services model, and the developers who offer PPAs are generally known as solar services providers. PPA arrangements enable the host customer to avoid many of the traditional barriers to the installation of on-site solar systems: high up-front capital costs, system performance risk, and complex design and permitting processes. In addition, PPA arrangements can be cash flow positive for the host customer from the day the system is commissioned.

The solar services provider functions as the project coordinator, arranging the financing, design, permitting, and construction of the system. The solar services provider purchases the solar panels for the project from a PV manufacturer, who provides warranties for system equipment. The installer will design the system, specify the appropriate system components, and may perform the follow-up maintenance over the life of the PV system. To install the system, the solar services provider might use an in-house team of installers or have a contractual relationship with an independent installer. Once the PPA contract is signed, a typical installation can usually be completed in three to six months. An investor provides equity financing and receives the federal and state tax benefits for which the system is eligible. Under certain circumstances, the investor and the solar services provider may together form a special purpose entity for the project to function as the legal entity that receives and distributes to the investor payments from tax benefits and the sale of the system’s output. The utility serving the host customer provides an interconnection from the PV system to the grid and continues its electric service with the host customer to cover the periods during which the system is producing less than the site’s electric demand. Certain states have net metering requirements in place that provide a method of crediting customers who produce electricity on-site in excess of their own electricity consumption. In most states, the utility will credit excess electricity generated from the PV system, although the compensation varies significantly depending on state policies.

The Company plans to receive income not just from the fixed maintenance fee, but also from sales of electricity on a monthly basis of any unused energy, and, based on the terms of the agreement, keeping 80% of the customer’s savings. Typically, our solar power solutions are expected to produce enough energy to not only sufficiently supply the buildings but additionally to save and store enough energy to sell to utility companies. PPAs typically range from 10 to 15 years, during which the developer remains responsible for the operation and maintenance of the system for the duration of the agreement. The Company is exclusively targeting the commercial solar space, a market space that provides significant and longer-term cash-producing assets.

The Company will also derive revenue through simple leasing agreements in addition to PPAs. The Company will engage customers in 10 to 15-year leasing terms for both the solar infrastructure and the next-generation batteries requisite advanced for its operation. The Company is currently targeting major investment groups, brokers, and private investors in order to capitalize on a variety of unique investment opportunities in the commercial solar energy markets.

Green Stream Finance, Inc. projects a net 8 percent income on cash invested in leases and an additional average of 5 percent in fees for commercial projects.

Over the next 12 months, the Company plans to place over $5,000,000 into the financing of Power Purchase Agreements with nonprofit and municipal organizations with a 12% return on investment by the sale of power to many school buildings in large districts in New York City, several of which have already expressed an interest in working with the Company.

Major Suppliers and Key Contractors

We established important contractual relationship with NY2LA LLC, Morali Architects, and Dream Green Partners Inc. with regard to design, manufacturing, and installation of the solar panels and delegation of relevant functions to them for our solar panel greenhouse projects.

Competition

Although many small and medium-sized companies are still in the process of understanding how solar energy can make sense for them, more than 100 of the Fortune 500 companies have already received significant results by using solar power.

Nevertheless, we believe our primary competitors are the traditional local utilities that supply energy to our potential customers. We compete with these traditional utilities primarily based on price, predictability of price and the ease by which customers can switch to electricity generated by our solar energy systems rather than fossil-based alternatives. We believe that our pricing and focus on customer relationships allow us to compete favorably with traditional utilities in the regions we service.

Other sources of competition are other solar energy system providers such as Tesla, Inc., Vivint Solar Inc., Sunrun Inc., Sungevity, Inc., Tiger Reef, Inc., and many others. These companies may offer products that are similar to our solar energy systems, and we primarily compete with these companies based on price. We believe that we compete favorably with these companies.

The Company anticipates that the following factors will give us a competitive advantage because we expect to become a technology company insulated by patents creating a barrier to competition, as well as a company selling a product with brand recognition and expect the customers to select the Company because:

●	We offer unique innovative products.

●	We offer a flexible menu of product financing options and types of agreements.

●	We are located in the states where utility costs are high and/or incentives for solar energy systems are available, therefore, offering an attractive alternative to conventional power sources.

Regulations

An interconnection agreement is generally required from the applicable local electricity utility to interconnect a solar energy system with the utility grid. In almost all cases, interconnection agreements are standard form agreements that have been pre-approved by the local public utility commission or other regulatory body with jurisdiction over interconnection. As such, no additional regulatory approvals are required once interconnection agreements are signed. We prepare and submit these agreements on behalf of our customers to ensure compliance with interconnection rules.

Our operations are subject to stringent and complex federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or “OSHA,” and comparable state laws that protect and regulate employee health and safety. We expend resources to comply with OSHA requirements and industry best practices. Federal and/or state prevailing wage requirements, which generally apply to any “public works” construction project that receives public funds, may apply to installations of our solar energy systems on government facilities. The prevailing wage is the basic hourly rate paid on public works projects to a majority of workers engaged in a particular craft, classification or type of work within a particular area. Prevailing wage requirements are established and enforced by regulatory agencies. Our in-house personnel monitors and coordinates our continuing compliance with these regulations when required.

Some jurisdictions place limits on the size or number of solar energy systems that can be interconnected to the utility grid. This can limit our ability to sell and install solar energy systems in some markets. The regulatory environment is constantly changing.

Environmental Regulations

Once it begins manufacturing its product, the company may use, generate, and discharge toxic, volatile, or otherwise hazardous chemicals and wastes in its research and development, manufacturing, and construction activities. The company will be subject to a variety of federal, state, and local governmental laws and regulations related to the purchase, storage, use, and disposal of hazardous materials. In addition, these laws and regulations may impose substantial liabilities for the failure to comply with them or for any contamination resulting from the operations associated with our assets. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose “strict liability,” rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose us to liability for the conduct of or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position and results of operations. Compliance with these laws and regulations may be costly and may have a material adverse effect on our business and results of operations.

Intellectual Property

The company relies on a combination of patent, trademark, copyright, trade secret, and contractual protections to establish and protect its intellectual proprietary rights.

Government Incentives and Policies

U.S. federal, state and local governments have established various policies, incentives, and financial mechanisms to reduce the cost of solar energy and to accelerate the adoption of solar energy. These incentives include tax credits, cash grants, production-based incentives, tax abatements, and rebates. These incentives help catalyze private sector investments in solar energy, energy efficiency, and energy storage measures, including the installation and operation of residential and commercial solar energy systems.

Following the extension of the Solar Investment Tax Credit in December 2015, the Internal Revenue Code allows a United States taxpayer to claim a tax credit of 30% of qualified expenditures for a solar energy system that is placed in service on or before December 31, 2019. This credit is scheduled to decline to 26% effective January 1, 2020, 22% in 2021, and then to 10% for commercial projects and 0% for residential projects in 2022.

Many U.S. states and local jurisdictions have established property tax incentives for renewable energy systems, which include exemptions, exclusions, abatements, and credits. Many state governments, investor-owned utilities, municipal utilities, and co-operative utilities offer rebates or other cash incentives for the installation and operation of a solar energy system or energy-related products.

Many states have a regulatory policy known as net energy metering, or net metering. Net metering typically allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid in excess of electric load used by customers.

Some states have established limits on net metering, fees on solar energy systems, or reduced the credit available for electricity generated by solar energy systems that are connected to the utility grid. For example, Hawaii, Nevada, and Mississippi have announced net metering policies that establish wholesale rates, not retail rates, for crediting electricity produced by solar energy systems. This has adversely impacted the attractiveness of solar energy to residential customers in these markets. The California Public Utilities Commission issued a ruling that maintains the net energy metering credit at full retail value but adds new charges and requirements for customers installing a solar energy system. On the other hand, other states continue to expand their net metering programs. New York, for example, has suspended its cap on solar photovoltaic systems covered by the state’s net metering program.

Some states like Massachusetts have offered Solar Renewable Energy Credits (“SRECs”) that provide cash payments based on the electricity produced by solar energy systems as an incentive for customers to invest in these systems. These programs are generally capped and must be reauthorized or extended when the cap is reached in order for the incentives to be continued. The Massachusetts Department of Energy Resources announced that the total capacity available under its most recent SREC program (SREC-II) for projects over 25 kW had been exceeded in early 2016, however it was announced on January 31, 2017, by the Massachusetts Department of Energy Resources that their new program, called Solar Massachusetts Renewable Target (“SMART”), is targeted to start in April 2018 and that the SREC II program would be extended in order to bridge between the two programs. The SREC II program was ultimately extended until November 26, 2018, at which point the first applications for SMART were accepted. The first SMART incentive allocations began on January 15, 2019.

On January 22, 2018, the Office of the President of the United States approved in substantial form, recommendations by the U.S. International Trade Commission to impose a tariff of 30% on imports of solar cells and photovoltaic modules under Section 201 of the Trade Act of 1974, unless specifically excluded. The 30% tariff declines 5% per year over the four-year term of the tariff. Further, the provisions of the 201 Tariff are applicable to imported solar cells and modules from Canada, despite its being a member of the North American Free Trade Act.

Seasonality

Our quarterly net revenue and operating results for solar energy system installations are difficult to predict and have, in the past, and may, in the future, fluctuate from quarter to quarter as a result of changes in state, federal, or private utility company subsidies, as well as weather, economic trends and other factors. The industry historically experienced seasonality in our solar installation business, with the first quarter representing our lowest installation quarter of the year, primarily due to adverse weather. Additionally, the industry historically experienced seasonality in sales of solar systems similar to ours, with the fourth and first quarters of the year seeing fewer sales orders than the second and third quarters. We do not have the historical experience to assess seasonality for this line of our own business.

Weaknesses

●	Sales are in the early stage

●	Limited funding for expansion to date

●	General economic factors have restrained explosive growth potential

●	Marketing plan not yet launched

Threats

●	Unavailability of funding will significantly limit growth

●	Competition begins offering competitive service and revenue opportunity

Employees

The Company has no full-time employees.

Off-balance sheet arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guaranteed contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Critical Accounting Policies and Estimates

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors to be recognized in the financial statements, based on their fair value. The Company measures share-based compensation to consultants in accordance with ASC 505-50, Equity-Based Payments to Non-Employees, and recognizes the fair value of the award over the period the services are rendered or goods are provided.

DESCRIPTION OF PROPERTY

The Company leases the premises located at and known as 1st floor, 16618-16620 Marquez Avenue, Pacific Palisades, Los Angeles, California, 90272 as per the lease agreement dated May 22, 2019 (the “California Lease”).

The Company additionally leases the premises located at and known as Old Depot Building, 201 E. 5th Street, Sheridan, WY 82801 as per the lease agreement dated August 22, 2019 (the “Wyoming Lease”).

The Wyoming Lease and the California Lease are attached as Exhibits to this offering circular.

The Company additionally plans to lease and/or own any and all real property reasonably necessary in connection with its business.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

We are currently aware of certain claims against the Company that may result in the Company’s inability to conduct its business in the manner described in this Offering Circular.

The Settlement

On May 29, 2019, the Company together with its President and directors entered the Settlement, as defined heretofore. The parties of the settlement amended the Settlement on October 10, 2019, and the Settlement, as amended, requires the Company to include certain provisions into this Offering.

In the event the Eagle Oil Parties of the Settlement file a lawsuit in the court of competent jurisdiction and prevail, the Eagle Oil Parties may be entitled to certain securities of the Company together with other and further relief awarded by the Court.

The text of the Settlement is attached as an Exhibit to this Offering.

Nothing herein is an attempt to interpret the text of the Settlement and/or assess the probability of either party to prevail. That said, the Company is prepared to protect its interests vigorously and assert any and all available defenses and counterclaims in the event of such lawsuit.

THIS SECTION IS REQUIRED TO BE ADDED TO THE OFFERING CIRCULAR PURSUANT TO THE TERMS OF THE SETTLEMENT AGREEMENT:

Allegations with regard to the Promissory Notes

The Company been made aware of the existence of certain convertible promissory notes by and between the Company and a number of persons and entities (collectively “Purported Notes”) as set forth in the table below. The Company disputes the validity of the Purported Notes. Nevertheless, the Company elects to disclose the Purported Notes to the potential investor due to the fact that should the parties alleging the existence of the Purported Notes sue the Company to collect on the Purported Notes and prevail in the court of relevant jurisdiction, the Company may have an obligation to issue certain securities of the Company and/or pay certain amounts as per the Purported

Notes. However, it may be the case that some of the Purported Notes or the entirety of them are void or voidable based on the provisions of the Settlement.

The Company does not attempt to assess the likelihood of prevailing in the potential lawsuit. That said, the Company is prepared to protect its interests vigorously and assert any and all available defenses and counterclaims in the event of such lawsuit.”

The Purported Notes may exist with regard to the following individuals and legal entities:

PLEASE NOTE THAT THE COMPANY DOES NOT STATE THIS INFORMATION AS TRUE AND CORRECT. THE COMPANY RECEIVED SUCH INFORMATION BY MEANS OF ELECTRONIC TRANSMISSION FROM CERTAIN CLAIMANTS

Date of Note Issuance	Outstanding Balance ($)	Name of Noteholder
04/30/2016	500,000	Paul Khan
10/01/2016	250,000	Ken Williams
10/20/2016	75,000	Brian Wilmot
12/09/2016	160,000	Tracey Woods
01/02/2017	300,000	Charles Peterson
04/01/2017	1,600,000	Connie Helwig
04/25/2017	200,000	Hammers & Nails 2 Corp.
05/11/2017	200,000	Eagle Eye Media LLC
05/11/2017	150,000	Hall Sales and Marketing Consulting
07/14/2017	357,143	Axilogy Consulting Corporation
08/15/2017	600,000	Leolah Brown
03/16/2018	500,000	Nicholaus Kamish
3/16/2018	4,500,000	375 Wall Construction LLC
02/06/2018	100,000	Manny Volk
02/06/2018	400,000	Premier Equity Advisors LLC
01/17/2018	50,000	Peter Matousek
05/11/2017	200,000	Eagle Eye Media LLC
05/11/2017	150,000	Hall Sales and Marketing Consulting
12/04/2017	3,350,000	Zorhek Aqua Farms Inc
12/09/2016	160,000	Tracey Woods
10/20/2016	75,000	Brian Wilmot
06/11/2018	2,250,000	Company Minera Rio Sango la Minrisan
01/02/2017	300,000	Charles Peterson
12/16/2017	15,000	Nguyet Nguyen
11/20/2017	5,000,000	Medican Enterprises Inc.
11/28/2017	135,000	Terrie Scott
08/15/2017	600,000	Leolah Brown
04/25/2017	200,000	Hammers & Nails 2 Corp
07/14/2017	357,143	Axilogy Consulting Corporation

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on OTC Link under the symbol GSFI. The following table reflects the high and low sales prices for our common stock in the calendar quarters indicated; such prices may not reflect actual transactions or retail markdowns or commissions.

As of the date of this offering circular, we had approximately 329 record holders of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

General

Although we were organized as a Nevada corporation in 2004, only the financial statements and operations following the Acquisition and Merger Agreement dated February 14, 2019 (the “Merger Agreement”) are relevant for the Company and applicable to its current business strategy. The Company had acquired 96% of the voting power of Green Stream Finance, Inc., a Wyoming corporation incorporated on December 7, 2016, and began conducting business solely as a holding company of Green Stream Finance, Inc. Further, following the Merger Agreement the Company changed its name, was converted into Wyoming Corporation, and changed its trading symbol to GSFI. Our Company’s current objective is to manage Green Stream Finance, Inc. and conduct business in the solar power energy sector by means of such managing.

As of the date of this offering circular, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other assets. The number of properties and other assets that we will acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties and other assets.

Results of Operations

As of the date of this offering circular, we have not yet commenced business operations, as we are currently in our organizational and development stage. We do not intend to begin our operations until we have sold at least the minimum offering amount of $500,000 in shares of the Company’s common stock. Our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted portfolio, the alternative energy real estate industry and real estate generally, that may be reasonably anticipated to have a material impact on either our capital resources, or the revenues or incomes to be derived from the operation of our assets.

Operating Results

We intend to operate on a fiscal year basis from May 1 to April 30 and report for tax purposes on a fiscal year basis.

We have also expended human capital and energy, as well as, financial resources on identifying and sourcing future energy-related projects, in accordance with our two business models.

The following table summarizes, for the periods indicated, selected items in our condensed Statements of Cash Flows for the period from May 1, 2018 to April 30, 2019 and May 1, 2019 to October 31, 2019:

Ordinary Income/Expense	May 1, 2018 to		May 1, 2019 to
Expense	April 30, 2019		October 31, 2019
Administrative expenses		$35,612	$29,812
Advertising & Promotion	$		$13,550
Travel		$29,532	$16,487
Insurance	$		$13,059
Professional Fees		$27,000	$10,957
Legal Fees		$20,570	$20,100
Rent Expense	$		$8,559
Total Expense		$112,714	$111,894
Net Ordinary Income		-112,714	-111,894
Net Income		-112,714	-111,894

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

The Company currently has no material commitments for capital expenditures.

Plan of Operations

We intend to pursue the development of our solar panel greenhouses and solar power products to enable future sales. These activities range from laboratory research to continued engineering and development. We will experience a relative increase in liquidity as we receive net offering proceeds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition, development, and operation of our assets. We have identified no additional material internal or external sources of liquidity as of the date of this offering circular.

We expect to use the net proceeds received from this offering in our efforts related to research and development, protection of our intellectual property, and exploration of market opportunities, as well as for working capital and other general corporate purposes. Our anticipated costs include employee salaries and benefits, compensation paid to consultants, capital costs for research and other equipment, costs associated with development activities including travel and administration, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with a development-stage technology company. We do anticipate increasing the number of employees because the Company intends to use independent Contractors; however, this is highly dependent on the nature of our development efforts. We anticipate adding employees in the areas of research and development, sales and marketing, and general and administrative functions as required to support our efforts. We expect to incur consulting expenses related to technology development and other efforts as well as legal and related expenses to protect our intellectual property.

The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of progress of our commercialization and development efforts, actual needs with respect to product testing, research and development, market conditions, and changes in or revisions to our marketing strategies, as well as any legal or regulatory changes which may ensue. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses; however, we do not have plans for any acquisitions at this time. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock.

There is a current market trend of declining prices in solar power cells and solar power modules. Although our solar power greenhouse is projected to have both a significant advantage of both cost and efficiency, which we believe would minimize the effects of the trend, there is no certainty that government, commercial and retail consumers will continue to enter into the solar market.

Research and development of new technologies are, by its nature, unpredictable. Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that the net proceeds from this offering will be sufficient to enable us to develop our technology to the extent needed to create future sales to sustain operations as contemplated herein. If the net proceeds from this offering are insufficient for this purpose, we will consider other options to continue our path to commercialization, including, but not limited to: additional financing through follow-on stock offerings, debt financing, co-development agreements, curtailment of operations, suspension of operations, sale or licensing of developed intellectual or other property, or other alternatives.

If we are unable to raise the net proceeds that we believe are needed to develop our technology and enable future sales, we may be required to scale back our development plans by reducing expenditures for employees, consultants, business development and marketing efforts, and other envisioned expenditures. This could reduce our ability to commercialize our technology or require us to seek further funding earlier, or on less favorable terms, than if we had raised the full amount of the proposed offering. Moreover, even if we raise the net proceeds contemplated by this offering, we will need to raise substantial additional capital in the future to attempt to attain commercialization of our product candidates.

If management is unable to implement its proposed business plan or employ alternative financing strategies, it does not presently have any alternative proposals. In that event, investors should anticipate that their investment may be lost and there may be no ability to profit from this investment.

We cannot assure you that our development products will be approved or accepted, that we will ever earn revenues sufficient to support our operations or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease our operations.

PLAN OF DISTRIBUTION  AND SELLING SECURITYHOLDERS

We are offering up to 13,33333,333 shares of our common stock on a “best efforts” basis for $0.75 per share, for a total of up to $10,000,000 in gross offering proceeds, assuming all securities are sold. Selling securityholders expect to offer 266,665 shares of Common Stock in this offering on a “best efforts” basis for $0.75 per share.

The minimum investment for any investor purchasing shares from the Company is $10,000, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. There is no minimum investment amount for any investor purchasing shares from Selling Securityholders.

There is no minimum aggregate offering amount or provision to escrow or return investor funds if any minimum number of shares is not sold, and we may sell significantly fewer shares of common stock than those offered hereby. In fact, there can be no assurances that the Company will sell any or all of the offered shares. All money we receive from the offering will be immediately available to us for the uses set forth in the “Use of Proceeds” section of this offering circular. There will be no refunds. No shares shall be sold by the selling securityholders until an aggregate of 888,883 shares offered by the Company has been purchased further to this Offering Circular, and the transfer agent of the Company will be instructed as such.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market; however, the Company’s common stock is quoted on the OTC Markets Pink marketplace. There is currently only a limited market for our securities and there is no guarantee that a more substantial or active trading market will develop in the future. There is also no guarantee that our securities will ever trade on any listed exchange. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the initial qualification date of this circular, unless extended or earlier terminated by the Company. The Company may terminate this offering at any time and may also extend the offering term by 90 days.

Currently, we plan to have our directors and executive officers and directors sell the shares offered hereby on a best-efforts basis. The shares of Selling Securityholders will be sold by our directors and executive officers or by Selling SecurityHolders subject to full compliance with applicable securities laws.

Our directors and executive officers will receive no discounts or commissions. Our executive officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors; however, it must abide by the “blue sky” regulations relating to investor solicitation in the states where it will solicit investors. All shares (whether the shares offered by the Company or the shares offered by Selling Securityholders) will be offered on a “best efforts” basis.

Our directors and officers will not register as broker-dealers under Section 15 of the Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

●	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

●	the person is not at the time of their participation an associated person of a broker-dealer; and

●	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

As of the date of this circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, we may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will supplement this circular as appropriate.

All subscription agreements and checks received by the Company for the purchase of shares are irrevocable until accepted or rejected by the Company and should be delivered to the Company as provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors. Any subscription not accepted within 30 days will be automatically deemed rejected. Once accepted, the Company will deliver a stock certificate to a purchaser within five days from a request by the purchaser; otherwise, purchasers’ shares will be noted and held on the book records of the Company.

In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  We have not yet applied for “blue sky” registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the US. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

Should any fundamental change occur regarding the status of this offering or other matters concerning the Company, we will file an amendment to this circular disclosing such matters.

SELLING SECURITYHOLDERS

Selling Securityholders are offering up to 266,665 shares of our common stock, $.001 par value, for $0.75 per share, for gross proceeds of up to $199,998.75 on a “best efforts” basis.

Below is a table of the current beneficial ownership of the Company’s securities by Selling Securityholders. The transfer agent of the Company will be instructed no shares shall be sold by the selling securityholders until an aggregate of 888,883 shares offered by the Company has been purchased further to this Offering Circular. As such, Selling Securityholders will have the opportunity to sell their shares of common stock of the Company, when the number of shares does not exceed the number of shares representing 30% of the total amount of shares sold in this Offering.

Securityholder’s Name	Shares of Common Stock Prior to Offering	Amount Offered on Shareholders’ Account	Amount Owned after the Offering (7)
Marc Desparois (1)	53,333	53,333	0
Connie Helwig (2)	53,334	53,333	1
Paul Khan (3)	53,333	53,333	0
Ken Williams (4)	53,333	53,333	0
Wendy Williams (5)	53,333	53,333	0

Total	266,666	266,665 (6)	1

(1) Marc Desparois is currently not an officer, director, or otherwise, an affiliate of the Company. Marc Desparois does not beneficiary own or hold securities of the Company other than the shares of Common Stock of the Company, as provided in the table above, and made the representation to the Company in this regard. Mark Desparois is an “Eagle Oil Party,” pursuant to the Settlement, as defined in this Circular and more particularly addressed in “Legal Proceedings” on Page 26.

(2) Connie Helwig is currently not an officer, director, or otherwise, an affiliate of the Company. Marc Desparois does not beneficiary own or hold securities of the Company other than the shares of Common Stock of the Company, as provided in the table above, and made the representation to the Company in this regard. Mark Desparois is an “Eagle Oil Party,” pursuant to the Settlement, as defined in this Circular and more particularly addressed in “Legal Proceedings” on Page 26.

(3) Paul Khan is currently not an officer, director, or otherwise, an affiliate of the Company. Marc Desparois does not beneficiary own or hold securities of the Company other than the shares of Common Stock of the Company, as provided in the table above, and made the representation to the Company in this regard. Mark Desparois is an “Eagle Oil Party,” pursuant to the Settlement, as defined in this Circular and more particularly addressed in “Legal Proceedings” on Page 26.

(4) Ken Williams is currently not an officer, director, or otherwise, an affiliate of the Company. Marc Desparois does not beneficiary own or hold securities of the Company other than the shares of Common Stock of the Company, as provided in the table above, and made the representation to the Company in this regard. Mark Desparois is an “Eagle Oil Party,” pursuant to the Settlement, as defined in this Circular and more particularly addressed in “Legal Proceedings” on Page 26.

(5) Wendy Williams is currently not an officer, director, or otherwise, an affiliate of the Company. Marc Desparois does not beneficiary own or hold securities of the Company other than the shares of Common Stock of the Company, as provided in the table above, and made the representation to the Company in this regard. Mark Desparois is an “Eagle Oil Party,” pursuant to the Settlement, as defined in this Circular and more particularly addressed in “Legal Proceedings” on Page 26.

(6) The number of shares of Common Stock of the Company being offered for the account of all Securityholders represents 1.02% of pre-offering outstanding securities of the class of the Company’s securities the instant Offering represents.

(7) Assuming the entire offering amount is sold.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market or other national exchange. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ and other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Investors may have greater difficulty in getting orders filled than if we were on NASDAQ or other exchanges. Trading activity, in general, is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors and Executive Officers

Our directors hold office until their successors are elected and qualified, or until their deaths, resignations or removals. Our officers hold office at the pleasure of our board of directors, or until their deaths, resignations or removals.

Our directors and executive officers, their ages, positions held, and durations of such are as follows:

Name	Position Held	Age	Date first elected or appointed	Approximate hours per week for part-time employees
Madeline Cammarata	President, Treasurer, Director	39	February 14, 2019
Ray Anam	Secretary, Director	33	February 14, 2019
James Ware	Director	47	February 14, 2019

Business Experience

The following is a brief account of the education and business experience of our directors and executive officers during at least the past five years, indicating their principal occupations and employment during the period, and the name and principal business of the organization in which such occupations or employment were carried on.

Madeline Cammarata, President, Treasurer, and Director

A legend on the famous Melrose strip, Madeline Cammarata co-built and managed the iconic Chuck’s Vintage for the last 18 years, a denim-focused clothing store, that, for over two decades, was synonymous with LA style. Known as the denim damsel, Madeline brings not only a history of success in building and managing entrepreneurial endeavors, she is a branding expert who has had a hand in developing major brands; to wit, she worked closely with the fabric developer of major brands such as Current/Elliot, PRPS and 7 For All Mankind. As President of Green Stream, where her entrepreneurial savvy and branding expertise have proved to serve critical to the Company mission.

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Renee Anam aka Ray Anam, Secretary and Director

Ray Anam has extensive corporate finance and banking experience with both Bank of America and Merrill Lynch, having managed a multi-million-dollar bank portfolio. From 2010 to 2015 Mr. Anam worked for Bank of America as a senior loan officer; from 2015 to 2016 he was hired by Santander Bank, and from 2016 to 2017 he worked for Quontic Bank. Thereafter he was the founder and the owner of his own private equity consulting company, Ray Anam, Inc. Prior to joining us, Mr. Anam, was also the founder and CEO of his own private consulting and equity firm, Ray Anam, Inc., where his core focus was on corporate lending, wealth management/private banking, commodities, mergers & acquisitions, performing & non-performing notes and real estate acquisition advisory. Mr. Anam holds a Bachelor’s Degree in Business Management from New Charter University and attended Harvard University Extension School.

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James Ware, Director

During his work with Hughes Network/DirecTV, Mr. Ware previously generated over $35 million in revenue in combined product sales, television programming, and hardware equipment sales and distribution. His award-winning company was the #1 Elite Dealer for Hughes Network/DirecTV in Midwest North America, and #1 in EchoStar/Dish network sales. In addition to his extensive background in sales and marketing, Mr. Ware possesses vast experience in the field of construction and solar development. Through his efforts, Green Stream is currently in negotiations to construct the first solar greenhouse in Las Vegas, which is intended to become a destination spot for innovators considering the Solar Greenhouse concept for their own solar greenhouse operation. Mr. Ware will be involved in the sales division of the company as well as acting in the capacity of VP of Solar Construction. For the most recent five years he was the founder and the owner of the luxury car and limousine services Majectic Luxury Services LLC and transportation company Royal Destination Services LLC. Additionally, for the last two years he worked as an independent consultant for various project managers.

Before joining the Company, Mr. Ware was a partner and project manager for Matrix, LLC’s commercial real-estate division, Las Vegas, NV. where he oversaw over $20 million in new project development properties including a multi-dwelling, 28 custom houses built in Suburban Las Vegas, NV.

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Conflicts of Interest

Madeline Cammarata

At the present time, the Company does not foresee any direct conflict between either Ms. Cammarata’s other business interests and her involvement in the Company.

Ms. Cammarata has not been the subject of the following events in the past 10 years:

1) She has not been convicted, within ten years before the filing of the offering statement (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the Commission; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(2) She is not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the offering statement, that, at the time of such filing, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the Commission; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(3) She is not subject to a final order (as defined in Securities Act Rule 261 of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:(i) At the time of the filing of the offering statement, bars the person from:(A) Association with an entity regulated by such commission, authority, agency, or officer;(B) Engaging in the business of securities, insurance or banking; or(C) Engaging in savings association or credit union activities; or(ii) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such filing of the offering statement;

(4) She is not subject to an order of the Commission entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 or (f)) that, at the time of the filing of this offering statement:(i) Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment adviser;(ii) Places limitations on the activities, functions or operations of such person; or(iii) Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(5) She is not subject to any order of the Commission entered within five years before the filing of the offering statement that, at the time of such filing, orders the person to cease and desist from committing or causing a violation or future violation of:(i) Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933, section 10(b) of the Securities Exchange Act of 1934 and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 and section 206(1) of the Investment Advisers Act of 1940, or any other rule or regulation thereunder; or(ii) Section 5 of the Securities Act of 1933.

(6) She is not suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7) She has not filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or offering statement filed with the Commission that, within five years before the filing of the offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(8) She is not subject to a United States Postal Service false representation order entered within five years before the filing of the offering statement, or is, at the time of such filing, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

Ray Anam

At the present time, the Company does not foresee any direct conflict between either Mr. Anam’s other business interests and his involvement in the Company.

Ray Anam has not been the subject of the following events in the past 10 years:

1) He has not been convicted, within ten years before the filing of the offering statement (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the Commission; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(2) He is not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the offering statement, that, at the time of such filing, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the Commission; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(3) He is not subject to a final order (as defined in Securities Act Rule 261 of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:(i) At the time of the filing of the offering statement, bars the person from:(A) Association with an entity regulated by such commission, authority, agency, or officer;(B) Engaging in the business of securities, insurance or banking; or(C) Engaging in savings association or credit union activities; or(ii) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such filing of the offering statement;

(4) He is not subject to an order of the Commission entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 or (f)) that, at the time of the filing of this offering statement:(i) Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment adviser;(ii) Places limitations on the activities, functions or operations of such person; or(iii) Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(5) He is not subject to any order of the Commission entered within five years before the filing of the offering statement that, at the time of such filing, orders the person to cease and desist from committing or causing a violation or future violation of:(i) Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933, section 10(b) of the Securities Exchange Act of 1934 and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 and section 206(1) of the Investment Advisers Act of 1940, or any other rule or regulation thereunder; or(ii) Section 5 of the Securities Act of 1933.

(6) He is not suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7) He has not filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or offering statement filed with the Commission that, within five years before the filing of the offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(8) He is not subject to a United States Postal Service false representation order entered within five years before the filing of the offering statement, or is, at the time of such filing, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

James Ware

At the present time, the Company does not foresee any direct conflict between either Mr. Ware’s other business interests and his involvement in the Company.

James Ware has not been the subject of the following events in the past 10 years:

(1) He has not been convicted, within ten years before the filing of the offering statement (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the Commission; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(2) He is not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the offering statement, that, at the time of such filing, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the Commission; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(3) He is not subject to a final order (as defined in Securities Act Rule 261 of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:(i) At the time of the filing of the offering statement, bars the person from:(A) Association with an entity regulated by such commission, authority, agency, or officer;(B) Engaging in the business of securities, insurance or banking; or(C) Engaging in savings association or credit union activities; or(ii) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such filing of the offering statement;

(4) He is not subject to an order of the Commission entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 or (f)) that, at the time of the filing of this offering statement:(i) Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment adviser;(ii) Places limitations on the activities, functions or operations of such person; or(iii) Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(5) He is not subject to any order of the Commission entered within five years before the filing of the offering statement that, at the time of such filing, orders the person to cease and desist from committing or causing a violation or future violation of:(i) Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933, section 10(b) of the Securities Exchange Act of 1934 and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 and section 206(1) of the Investment Advisers Act of 1940, or any other rule or regulation thereunder; or(ii) Section 5 of the Securities Act of 1933.

(6) He is not suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7) He has not filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or offering statement filed with the Commission that, within five years before the filing of the offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(8) He is not subject to a United States Postal Service false representation order entered within five years before the filing of the offering statement, or is, at the time of such filing, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

Term of Office

Our directors are appointed until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us since the beginning of their appointment until the date of the offering statement to which this offering circular relates. We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors.

Name	Position	Cash Compensation*	Other Compensation*	Total Compensation*
Madeline Cammarata	President, Treasurer, Director	0	0	0
Ray Anam	Secretary, Director	0	0	0
James Ware	Director	0	0	0

Following this Offering the compensation of the officers and directors is expected to be as follows:

Name	Position	Cash Compensation*	Other Compensation*	Total Compensation*
Madeline Cammarata	President, Treasurer, Director	$500,000 per year	500,000 shares per quarter Family health insurance DNO insurance	n/a
Ray Anam	Secretary, Director	$225,000 per year	250,000 Health and DNO insurance Compensation of relocation expenses to move to California office	n/a
James Ware	Director	$175,000 per year	250,000 of common stock quarterly, health, and DNO insurance	n/a

*Subject to the completion of the Offering. Each of the directors and officers is entitled to the year-end bonus subject to the Board’s discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND SELLING SECURITYHOLDERS

The following tables set forth the ownership, as of the date of this Circular, of our shares of stock by each person known by us to be the beneficial owner of more than 10% of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. Unless stated otherwise, the business address for these shareholders is 16620 Marquez Ave Pacific Palisades, CA 90272.

Common Stock
n/a (1)

Series B Preferred Stock (2)

Madeline Cammarata	600,000 shares of Series B Preferred Stock

(1)	Series B Preferred Stock has a majority of voting power as of the date of this Offering to the extent that the entirety of the issued and outstanding shares of the Company total in less than 1% of the voting power;
(2)	The entirety of issued and outstanding Series B Preferred Stock constitute approximately 95% of the voting power of the Company.

Regardless of the success of this offering, our officer and director and current stockholders will continue to own the majority of our common stock after the offering. Since they may continue to control the Company after the offering, investors are unable to change the course of the operations. Thus, the shares we are offering may lack the value normally attributable to voting rights. This could result in a reduction in the value of the shares you own because of their ineffective voting power. None of our common stock is subject to outstanding options, warrants, or securities convertible into common stock.

SECURITIES OWNED BY SELLING SECURITYHOLDERS

Paul Khan, Connie Helwig, Ken Williams; Wendy Williams; and Marc Desparois are selling securityholders (“Selling Securityholders”) and the parties of the Settlement. The Settlement provides that each Selling Securityholder “shall be issued that number of shares of the Company’s common stock pursuant to the Company’s Regulation A Offering Circular equal to $40,000 divided by the price per share set forth in the Offering Circular (the “Reg A Shares”).” The Company interprets this provision of the Agreement as its obligation to issue the restricted shares of its Common Stock to each of the Selling Securityholders in the following amount: 53,333 shares of Common Stock of the Company. That amount shall constitute 0.21% of the currently outstanding shares of Common Stock.

The Company issued the shares to the Selling Securityholders as per the Settlement. Following its sales of at least 888,883 shares under this Offering to ensure that the Selling Securityholders’ component cannot exceed 30% of the aggregate Offering the Selling Securityholders will be entitled to sell their shares.

TRANSACTIONS WITH RELATED PERSONS

Other than the Mutual Release and Settlement Agreement dated May 29, 2019 (the “Settlement”), we do not have any transactions with related persons to report.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with any independent registered public accountant. As mentioned elsewhere herein, our financial statements have not been reviewed by an independent registered public accountant.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this offering circular as having prepared or certified any part of this offering circular or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Carmel, Milazzo & DiChiara LLP will pass on the validity of the common stock being offered pursuant to this offering circular.

DESCRIPTION OF CAPITAL STOCK

Our Articles of Incorporation provides that we may issue up to 10,000,000,000 shares of common stock, $0.001 par value per share, referred to as common stock, and 12,000,000 shares of preferred stock, $0.001 par value per share. Out of the 12,000,000 shares of Preferred Stock:

●	1,000,000 shares of Convertible Series A Preferred Shares. Convertible Series A Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000 shares of Convertible Series A Preferred Shares to 1 share of Common Stock.

●	1,000,000 shares of Convertible Series B Preferred Shares. Convertible Series B Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000,000 shares of Common Stock for each single Convertible Series B Preferred Share.

●	10,000,000 shares of Convertible Series C Preferred Shares. Convertible Series C Preferred Shares are convertible into Common Stock at a ratio of 1,000 shares of Convertible Series C Preferred Share for one share of Common Stock.

The voting power distribution as of the date of this Circular can be illustrated as follows:

Class of Shares	Number of Outstanding Shares	Voting Power	Proportion of the Voting Power
Common Stock	26,100,665	26,100,665	0.004349922%
Series A Preferred Stock	53,000	53	0.000000009%
Series B Preferred Stock	600,000	600,000,000,000.00	99.995649943%
Series C Preferred Stock	7,600,000	760	0.000000127%
Total		600,026,101,478

Under Wyoming law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and non-assessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends, and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles of Incorporation. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Articles of Incorporation restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Under both Nevada and Wyoming Law, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast the votes on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s Articles of Incorporation. Our Articles of Incorporation provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters.

Preferred Stock

The designation, powers, including voting rights, preferences and any qualifications, limitations, or restrictions of the Preferred Stock may be established from time to time upon the approval by the Board of Directors of the Company.

Out of the 12,000,000 shares of Preferred Stock:

●	1,000,000 shares of Convertible Series A Preferred Shares. Convertible Series A Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000 shares of Convertible Series A Preferred Shares to 1 share of Common Stock.

●	1,000,000 shares of Convertible Series B Preferred Shares. Convertible Series B Preferred Shares are convertible into the shares of Common Stock at a ratio of 1,000,000 shares of Common Stock for each single Convertible Series B Preferred Share.

●	10,000,000 shares of Convertible Series C Preferred Shares. Convertible Series C Preferred Shares are convertible into Common Stock at a ratio of 1,000 shares of Convertible Series C Preferred Share for one share of Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of the formation transactions and this offering, we will have outstanding 39,433,998 shares of our common stock. Of these shares, the 13,599,998 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our Articles of Incorporation, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining 26,100,665.00 shares of common stock will be “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144, as described below.

Prior to this offering, there has been no active public market for our common stock. We can provide no assurance as to: (1) the likelihood that an active market for our shares of common stock will develop; (2) the liquidity of any such market; (3) the ability of the stockholders to sell the shares; or (4) the prices that stockholders may obtain for any of the shares. We cannot make any prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of common units in our operating partnership tendered for redemption), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to the Market for Our Common Stock.” For a description of certain restrictions on transfers of our shares of common stock held by our stockholders, see “Description of Capital Stock.”

AVAILABLE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the common stock offered hereby. This offering circular, which constitutes part of the offering statement, does not contain all of the information set forth in the offering statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our Company, please review the offering statement, including exhibits, schedules, and reports filed as a part thereof. Statements in this offering circular as to the contents of any contract or other document filed as an exhibit to the offering statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the offering statement, each such statement being qualified in all respects by such reference.

A copy of the offering statement and the exhibits and schedules that were filed with the offering statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the offering statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

EXHIBIT A
FINANCIAL STATEMENTS
APRIL 30, 2019

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2019 and April 30, 2018

(Unaudited)

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AT APRIL 30, 2019 & APRIL 30, 2018

(UNAUDITED)

	2019	2018
ASSETS

CURRENT ASSETS

TOTAL CURRENT ASSETS	0	0

FIXED ASSETS-NET	915,654	0

OTHER ASSETS	185,000	0

TOTAL ASSETS	1,100,654	0

LIABILITIES

Accounts Payable	5,952	22,724

Other Current Liabilities	40,000	40,000

Notes Payable		1,244,064

Due to Shareholder	66,762

TOTAL CURRENT LIABILITIES	112,714	1.306,838

TOTAL LIABILITIES	112 ,714	1,306,838

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred A Stock $.001 par value 1,000,000 Authorized 53,000 issued, and outstanding at April 30, 2019 and 1,000,000 Authorized, 1,000,000 issued and outstanding at April 30, 2018	53	1,000

Preferred B Stock $.001 par value 1,000,000 Authorized 600,000 issued and outstanding at April 30, 2019 and 1,000,000 Authorized, 0 issued and outstanding at April 30, 2018	600

Preferred C Stock $.001 par value 10,000,000 Authorized 760,000 issued and outstanding at April 30, 2019 and 10,000,000 Authorized 10,000,000 issued and outstanding at April 30, 2018	760	10,000

Common Stock, $.001 par value 10,000,000,000 Authorized 25,834,000 issued and outstanding at April 30, 2019 and 10,000,000,000 Authorized 9,991,254,145 issued and outstanding at April 30, 2018	25,834	9,991,254

Additional paid-in-capital	1,073,407	(9,627,627)

Retained earnings	(112,714)	(1,683,465)

TOTAL STOCKHOLDERS’ EQUITY	987,940	(1,306.838)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	1,100,654	0

The accompanying notes are an integral part of the financial statements.

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED APRIL 30, 2019 & APRIL 30, 2018

(UNAUDITED)

	2019	2018
REVENUES:

Sales	$0	$-

TOTAL REVENUE	0	-

COST OF SALES	0

GROSS MARGIN	0

OPERATING EXPENSES:

Administrative expenses	3,101

Advertising & Promotion

Travel	29,532	-

Legal Fees	20,570

Professional Fees	27,000

Transfer Agent Fees	32,511

Total Operating expenses	112,714

NET OPERATING INCOME/ LOSS	(112,714)

OTHER INCOME/(EXPENSE)

Finance and interest fees	0

NET INCOME/(LOSS)	$(112,714)	$0

Basic and Diluted Loss per Common Share	$(.0044)	$0

Weighted Average Number of Common Shares Outstanding	25,834,000	9,991,254,145

The accompanying notes are an integral part of the financial statements.

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED APRIL 30, 2019 & APRIL 30, 2018

(UNAUDITED)

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	$(112,714)	$0

Adjustments to reconcile net income (loss) to net cash provided (used) By operating activities:

Changes in operating assets and liabilities:

(Increase)/decrease in accounts receivable		0

Increase/ (decrease) in accounts payable	45,952	0

Increase/ (decrease) in accrued interest payable		0

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(66,762)	0

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in Fixed Assets		-

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES		-

CASH FLOWS FROM FINANCING ACTIVITIES

(Decrease)/Increase in notes payable		0

(Decrease)/Increase in to Stockholder Loan	66,762	0

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	66,762	0

NET INCREASE (DECREASE) IN CASH	0	0

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	0	0

CASH AND EQUIVALENTS, END OF PERIOD	$0	$0

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Acquisition of Assets by assuming debt	1,100,654

Converting Preferred stock in lieu of Common stock purchase agreement	11,000,000

The accompanying notes are an integral part of the financial statements

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/ (DEFICIT)

FOR THE YEAR ENDED APRIL 30, 2019

(UNAUDITED)

	PREFERRED		COMMON STOCK		ADDITIONAL PAID	ACCUMULATED EQUITY /	TOTAL SHAREHOLDERS EQUITY
	SHARES	VALUE	SHARES	VALUE	IN CAPITAL	(DEFICIT)	(DEFICIT)

BALANCE APRIL 30, 2017	11,000,000	$11,0000	9,991,254,145	$9,991,254	$(9,625,627)	$(1,683,465)	$(1,306,838)

BALANCE APRIL 30, 2018	11,000,000	$11,000	9,991,254,145	$9,991,254	$(9,625,627)	$(1,683,465)	$(1,306,838)

REVERSE SPLIT			(9,990,917,378)	(9,990,917)	10,699,034	1,683,465	2.391.582

ISSUANCE OF COMMON SHARE FOR SERVICES			25,497,233	25,497			25,497

CANCELLATION OF PREFERRED SHARES	(11,000,000)	$(11,000)					(11,000)

ISSUANCE OF PREFERRED SHARES FOR SERVICES	600,000	$600					600

ISSUANCE OF PREFERRED SHARES FOR SERVICES	760,000	$760					760

ISSUANCE OF PREFERRED SHARES OF SERVICES	53,000	$53					53

NET LOSS APRIL 30, 2019						(112,714)	(112,714)

BALANCE APRIL 30, 2019	1.413,000	$1,413	25,834,000	$25,834	$1,073,407	$(112,714)	$987,940

The accompanying notes are an integral part of the financial statements.

GREEN STREAM HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2019

(UNAUDITED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND OPERATIONS

The Company was originally incorporated on April 12, 2004, in the State of Nevada under the name of Ford-Spoleti Holdings, Inc. On June 4, 2009, the Company merged with Eagle Oil Holding Company, a Nevada corporation, and the surviving entity, the Company, changed its name to “Eagle Oil Holding Company, Inc.” Inception of the current Company occurred February 8, 2019 when the Company was acquired by Green Stream Holdings Inc. Previously there was no activity from July 31, 2017 until the acquisition of February 8, 2019. On April 25, 2019, the Company changed its name to “Green Stream Holdings Inc.” and is deemed to be a continuation of business of Eagle Oil Holding Company, Inc. Additionally, the Company was reorganized that so that the Company became operating as a holding company of Green Stream Finance, Inc., a Wyoming Corporation. That reorganization, inter alia, gave Madeline Cammarata, President of Green Stream Finance, Inc., the majority of the voting power in the Company. On April 25, 2019 the Company also filed the certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada providing for reverse stock split: each thirty thousand shares of common stock of the Company issued and outstanding immediately prior to the “effective time” of the filing were automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, provided that no fractional shares were to be issued in connection with said reverse stock split. On May 15, 2019, the Company filed the articles of conversion with the secretary of state of Nevada, to convert the company from Nevada Corporation to Wyoming Corporation. The Company is in good standing in the State of Wyoming as of September 25, 2019. The Company’s common shares are quoted on the “Pink Sheets” quotation market under the symbol “GSFI.”

B. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred. The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature. The results of operations for the year ended April 30, 2019 are not necessarily indicative of the results for the full fiscal year ending April 30, 2019.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

E. FIXED ASSETS

Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income. Other fixed assets consist of the work in process build out of a store front in California. Depreciation will be calculated on the facility once the construction is complete.

F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

GREEN STREAM HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2019

(UNAUDITED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

F. INCOME TAXES

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary difference between the financial statements and tax bases of assets and liability using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740 10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions. The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company accounts for federal income taxes based on the provisions promulgated by the Internal Revenue Service, which has a statute of limitation of three years. It also accounts for state income taxes based on the provisions promulgated by the state of Wyoming. As of the Company’s has not yet filed a tax return, the Company has no net operating loss (NOL) for which it may receive future tax benefits. No such benefit is expected to be recognized in the near term, and therefore, a full valuation allowance has been assessed on any potential income tax benefit.

G. REVENUE RECOGNITION

The Company recognizes revenue only when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred, or services have been rendered; the fee for the arrangement is fixed or determinable; and collectability is reasonably assured. The Company recognizes license and service revenue pursuant to multiple short-term contracts for specific projects. These contracts include certain fixed and variable pricing components. Fixed price components are subject to certain milestones, as defined in the individual contracts, and revenue is recognized once the specific milestone is attained. Variable price components are recognized in the month the Company provides the defined services.

H. ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

The Company recognizes an allowance on accounts receivable deemed to be uncollectible. The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts. The Company has determined that an allowance against its accounts receivable balances was not necessary at APRIL 30, 2019.

I. EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs are expensed as incurred, while significant renewals or betterments are capitalized. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. In the event that the facts and circumstances indicate that the current carrying value is impaired, an evaluation of recoverability is performed. There can be no assurances that market conditions or demand for the Company’s products and services will not change, which could result in future impairment. No impairment charge was considered necessary at April 30, 2019.

GREEN STREAM HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2019

(UNAUDITED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Depreciation expense was $0 for the period ended April 30, 2019.

J. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange traded instruments and listed equities.

Level 2 Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014 09 titled “Revenue from Contracts with Customers.” Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either a retrospective of cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective beginning January 1, 2019 for nonpublic entities. The Company is currently evaluating the effect that the updated standard will have on these financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.

GREEN STREAM HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

APRIL 30, 2019

(UNAUDITED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. The Company is evaluating the effect that the updated standard will have on its financial statements and related disclosures. There have also been a number of issued ASUs to amend authoritative guidance, including those above, that either provide supplemental guidance, (b) are technical corrections, (c) are not applicable to the Company, or (d) are not expected to have a significant impact on the Company’s financial statements.

SUBSEQUENT EVENTS

The Company has evaluated subsequent events through October 16, 2019, the date these financial statements were available to be issued. Based upon this evaluation, it was determined that no subsequent events occurred that require recognition or disclosure in the financial statements.

NOTE 2 – STOCKHOLDERS’ EQUITY COMMON STOCK

Authorized Securities:

Authorized Common Stock: 10 billion

Authorized preferred stock: 12 million

Designations of Series:

A: 1,000,000

B: 1,000,000

C: 10,000,000

Issued Securities:

	Name of Class (if any)	Units Outstanding	CUSIP (if any)	Name of Trading Center or Quotation Medium (if any)
Common Equity	Common stock	25,834,000	GSFI	OTC Markets
Preferred Equity	Series A Convertible Preferred Stock	53,000	n/a	n/a
Preferred Equity	Series B Convertible Preferred Stock	600,000	n/a	n/a
Preferred Equity	Series C Convertible Preferred Stock	760,000	n/a	n/a
Debt Securities	n/a	n/a	n/a	n/a

EXHIBIT A

FINANCIAL STATEMENTS

OCTOBER 31, 2019

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2019 and April 30, 2019

(Unaudited)

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AT OCTOBER 31, 2019 & APRIL 30, 2019

(UNAUDITED)

	OCTOBER 31, 2019	APRIL 30, 2019

ASSETS

CURRENT ASSETS

Cash	$19,555	$0

TOTAL CURRENT ASSETS	19,555	0

FIXED ASSETS-NET	915,654	915,654

OTHER ASSETS	185,000	185,00

TOTAL ASSETS	1,120,209	1,100,654

LIABILITIES

Accounts Payable	53,898	5,952

Other Current Liabilities	60,000	40,000

Notes Payable

Due to Shareholder	130,265	66,762

TOTAL CURRENT LIABILITIES	244,163	112,714

TOTAL LIABILITIES	244,163	112,714

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred A Stock $.001 par value 1,000,000 Authorized 53,000 issued, and outstanding at October 31, 2019 and April 30, 2019 respectively	53	53

Preferred B Stock $.001 par value 1,000,000 Authorized 600,000 issued and outstanding at October 31, 2019 and April 30, 2019 respectively	600	600

Preferred C Stock $.001 par value 10,000,000 Authorized 760,000 issued and outstanding at October 31, 2019 and April 30, 2019 respectively	760	760

Common Stock, $.001 par value 10,000,000,000 Authorized 25,834,000 issued and outstanding at October 31, 2019 and 10,000,000,000 Authorized 9,991,254,145 issued and outstanding at October 31, 2018	25,834	25,834

Additional paid-in-capital	1,073,407	1,073,407

Retained earnings	(224,608)	(112,714)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	876,046	987,940

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	1,120,209	1,100,654

The accompanying notes are an integral part of the financial statements.

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED OCTOBER 31, 2019 & OCTOBER 31, 2018

(UNAUDITED)

	OCTOBER 31, 2019	OCTOBER 31, 2018
REVENUES:

Sales	$0	$0

TOTAL REVENUE	0	-

COST OF SALES	0

GROSS MARGIN	0

OPERATING EXPENSES:

Administrative expenses	29,182

Advertising & Promotion	13,550

Travel	16,487

Insurance	13,059

Legal Fees	20,100

Professional Fees	10,957

Transfer Agent

Rent	8,559

Total Operating expenses	111,894	0

NET OPERATING INCOME/ LOSS	(111,894)	0

OTHER INCOME/(EXPENSE)

Finance and interest fees	0

NET INCOME/(LOSS)	$(111,894)	$0)

Basic and Diluted Loss per Common Share	(.0043)	$(.0)

Weighted Average Number of Common Shares Outstanding	25,834,000	9,991,245,145

The accompanying notes are an integral part of the financial statements.

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED OCTOBER 31 2019 & OCTOBER 31, 2018

(UNAUDITED)

	OCTOBER 31, 2019	OCTOBER 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	$(111,894)	$0

Adjustments to reconcile net income (loss) to net cash provided (used) By operating activities:

Changes in operating assets and liabilities:

Depreciation		-

(Increase)/decrease in accounts receivable

Increase/ (decrease) in accounts payable	47,946	-

Increase/ (decrease) in other current liabilities	20,000	-

Increase/ (decrease) in accrued interest payable		-

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(43,948)	0

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in Fixed Assets

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES

(Decrease)/Increase in notes payable

(Decrease)/Increase in to Stockholder	63,503	0

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	63,503	0

NET INCREASE (DECREASE) IN CASH	19,555	0

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	0	0

CASH AND EQUIVALENTS, END OF PERIOD	$19,555	0

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Acquisition of Assets by assuming debt		1,100,654
Converting Preferred Stock in lieu of Common Stock purchase agreement		11,000,000

The accompanying notes are an integral part of the financial statements.

GREEN STREAM HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/ (DEFICIT)

FOR THE SIX MONTHS ENDED OCTOBER 31, 2019

(UNAUDITED)

	PREFERRED		COMMON STOCK		ADDITIONAL PAID	ACCUMULATED EQUITY /	TOTAL SHAREHOLDERS EQUITY
	SHARES	VALUE	SHARES	VALUE	IN CAPITAL	(DEFICIT)	(DEFICIT)

BALANCE APRIL 30, 2017	11,000,000	$11,0000	9,991,254,145	$9,991,254	$(9,625,627)	$(1,683,465)	$(1,306,838)

BALANCE APRIL 30, 2018	11,000,000	$11,000	9,991,254,145	$9,991,254	$(9,625,627)	$(1,683,465)	$(1,306,838)

REVERSE SPLIT			(9,990,917,378)	(9,990,917)	10,699,034	1,683,465	2.391.582

ISSUANCE OF COMMON SHARE FOR SERVICES			25,497,233	25,497			25,497

CANCELLATION OF PREFERRED SHARES	(11,000,000)	$(11,000)					(11,000)

ISSUANCE OF PREFERRED SHARES FOR SERVICES	600,000	$600					600

ISSUANCE OF PREFERRED SHARES FOR SERVICES	760,000	$760					760

ISSUANCE OF PREFERRED SHARES OF SERVICES	53,000	$53					53

NET LOSS APRIL 30, 2019						(112,714)	(112,714)

BALANCE APRIL 30, 2019	1,413,000	$1,413	25,834,000	$25,834	$1,073,407	$(112,714)	$987,940

NET LOSS OCTOBER 31, 2019						(111,894)	(111,894)

BALANCE OCTOBER 31, 2019	1.413,000	$1,413	25,834,000	$25,834	$1,073,407	$(224,608)	$876,046

The accompanying notes are an integral part of the financial statements.

GREEN STREAM HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

OCTOBER 31, 2019

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND OPERATIONS

The Company was originally incorporated on April 12, 2004, in the State of Nevada under the name of Ford-Spoleti Holdings, Inc. On June 4, 2009, the Company merged with Eagle Oil Holding Company, a Nevada corporation, and the surviving entity, the Company, changed its name to “Eagle Oil Holding Company, Inc.” Inception of the current Company occurred February 8, 2019 when the Company was acquired by Green Stream Holdings Inc. Previously there was no activity from July 31, 2017 until the acquisition of February 8, 2019. On April 25, 2019, the Company changed its name to “Green Stream Holdings Inc.” and is deemed to be a continuation of business of Eagle Oil Holding Company, Inc. Additionally, the Company was reorganized that so that the Company became operating as a holding company of Green Stream Finance, Inc., a Wyoming Corporation. That reorganization, inter alia, gave Madeline Cammarata, President of Green Stream Finance, Inc., the majority of the voting power in the Company. On April 25, 2019 the Company also filed the certificate of Amendment to Articles of Incorporation with the Secretary of State of Nevada providing for reverse stock split: each thirty thousand shares of common stock of the Company issued and outstanding immediately prior to the “effective time” of the filing were automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, provided that no fractional shares were to be issued in connection with said reverse stock split. On May 15, 2019, the Company filed the articles of conversion with the secretary of state of Nevada, to convert the company from Nevada Corporation to Wyoming Corporation. The Company is in good standing in the State of Wyoming as of September 25, 2019. The Company’s common shares are quoted on the “Pink Sheets” quotation market under the symbol “GSFI.”

B. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred. The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature. The results of operations for the Six months ended October 31, 2019 are not necessarily indicative of the results for the full fiscal year ending April 30, 2019.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

E. FIXED ASSETS

Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income. Other fixed assets consist of the work in process build out of a store front in California. Depreciation will be calculated on the facility once the construction is complete.

F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

GREEN STREAM HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

OCTOBER 31, 2019

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued)

F. INCOME TAXES

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary difference between the financial statements and tax bases of assets and liability using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740 10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions. The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company accounts for federal income taxes based on the provisions promulgated by the Internal Revenue Service, which has a statute of limitation of three years. It also accounts for state income taxes based on the provisions promulgated by the state of Wyoming. As of the Company’s has not yet filed a tax return, the Company has no net operating loss (NOL) for which it may receive future tax benefits. No such benefit is expected to be recognized in the near term, and therefore, a full valuation allowance has been assessed on any potential income tax benefit.

G. REVENUE RECOGNITION

The Company recognizes revenue only when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred, or services have been rendered; the fee for the arrangement is fixed or determinable; and collectability is reasonably assured. The Company recognizes license and service revenue pursuant to multiple short-term contracts for specific projects. These contracts include certain fixed and variable pricing components. Fixed price components are subject to certain milestones, as defined in the individual contracts, and revenue is recognized once the specific milestone is attained. Variable price components are recognized in the month the Company provides the defined services.

H. ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

The Company recognizes an allowance on accounts receivable deemed to be uncollectible. The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts. The Company has determined that an allowance against its accounts receivable balances was not necessary at October 31, 2019.

I. EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs are expensed as incurred, while significant renewals or betterments are capitalized. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. In the event that the facts and circumstances indicate that the current carrying value is impaired, an evaluation of recoverability is performed.

GREEN STREAM HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

OCTOBER 31, 2019

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued)

There can be no assurances that market conditions or demand for the Company’s products and services will not change, which could result in future impairment. No impairment charge was considered necessary at October 31, 2019. Depreciation expense was $0 for the period ended October 31, 2019.

J. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange traded instruments and listed equities.

Level 2 Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014 09 titled “Revenue from Contracts with Customers.” Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either a retrospective of cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective beginning January 1, 2019 for nonpublic entities. The Company is currently evaluating the effect that the updated standard will have on these financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.

GREEN STREAM HOLDINGS, INC.

NOTES TO THE FINANCIAL STATEMENTS

OCTOBER 31, 2019

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued)

Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. The Company is evaluating the effect that the updated standard will have on its financial statements and related disclosures. There have also been a number of issued ASUs to amend authoritative guidance, including those above, that either provide supplemental guidance, (b) are technical corrections, (c) are not applicable to the Company, or (d) are not expected to have a significant impact on the Company’s financial statements.

SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 2, 2019, the date these financial statements were available to be issued. Based upon this evaluation, it was determined that no subsequent events occurred that require recognition or disclosure in the financial statements.

NOTE 2 - STOCKHOLDERS’ EQUITY COMMON STOCK

Authorized Securities:

Authorized Common Stock: 10 billion

Authorized preferred stock: 12 million

Designations of Series:

A: 1,000,000

B: 1,000,000

C: 10,000,000

Issued Securities:

	Name of Class (if any)	Units Outstanding	CUSIP (if any)	Name of Trading Center or Quotation Medium (if any)
Common Equity	Common stock	25,834,000	GSFI	OTC Markets
Preferred Equity	Series A Convertible Preferred Stock	53,000	n/a	n/a
Preferred Equity	Series B Convertible Preferred Stock	600,000	n/a	n/a
Preferred Equity	Series C Convertible Preferred Stock	760,000	n/a	n/a
Debt Securities	n/a	n/a	n/a	n/a

GREEN STREAM HOLDINGS INC.

13,599,998 SHARES OF COMMON STOCK

OFFERING CIRCULAR

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Offering Circular is February 5, 2020

PART III - INFORMATION NOT REQUIRED IN THE OFFERING CIRCULAR

Item 17

Number	Description of Exhibits
2.1	Certificate of Amendment of Articles of Incorporation
2.2	Bylaws
2.3	Amended and Restated Articles of Incorporation
2.4	Articles of Conversion
2.7	Articles of Merger
12	Opinion of Carmel, Milazzo & DiChiara LLP
13	Mutual Release and Settlement Agreement and Amendment to the Mutual Release and Settlement Agreement together with amendment thereto.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, on February 21, 2020.

GREEN STREAM HOLDINGS INC.

By:	/s/ Madeline Cammarata
Madeline Cammarata
President, Treasurer, and Director

By:	/s/ Renee Anam aka Ray Anam
Renee Anam aka Ray Anam
Secretary and Director

By:	/s/ James Ware
James Ware
Director

III-2